TherapeuticsMD, Inc. 10-Q

Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

TXMD EXECUTION VERSION
Dated: JUNE 6, 2019

License and SUPPLY AGREEMENT

by and between

TherapeuticsMD, Inc.

and

Theramex HQ UK Limited

DATE: June 6, 2019

TABLE OF CONTENTS

1.	Definitions; Construction	1

2.	Licenses, Commercialization, and Intellectual Property Rights	13

3.	Governance	18

4.	Trademarks and Packaging; Materials	20

5.	Product Development and Marketing Authorizations	20

6.	Performance of Manufacturing and Supply	23

7.	Orders	25

8.	Delivery; Review and Defective Product	26

9.	Product Recall	28

10.	Fees and Payments	28

11.	Invoicing and Payment	30

12.	Books and Records; Audit Rights	30

13.	Representations, Warranties and Covenants	31

14.	Indemnification and Limitation of Liability	34

15.	Force Majeure	35

16.	Term and Termination.	36

17.	Confidentiality	40

18.	Dispute Resolution	42

19.	Insurance	43

20.	Miscellaneous	43

i

License and SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”) is made effective as of June 6, 2019 (the “Effective Date”) by and between TherapeuticsMD, Inc., a Nevada corporation, with a principal place of business located at 6800 Broken Sound Parkway NW, Boca Raton, FL 33487 (“TXMD”) and Theramex HQ UK Limited, a company formed under the laws of England, with its principal place of business located at Sloane Square House, 1 Holbein Place, London SW1W 8NS United Kingdon (“Licensee”). TXMD and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.	TXMD is an innovative healthcare company focused on developing and commercializing products for women.

B.	Licensee has experience in all facets of commercializing pharmaceutical products in the Territory (as defined below), including applying for Marketing Approvals, distribution, marketing, and sales in the Territory.

C.	TXMD’s pipeline includes Bijuva™, recently approved by the FDA for treatment of moderate-to-severe vasomotor symptoms (VMS) due to menopause, and Imvexxy®, recently approved by the FDA for treatment of dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause.

D.	Licensee desires to secure necessary rights to Commercialize (as defined below) the Products (as defined below) in the Territory (as defined below) and, subject to the terms and conditions of this Agreement, TXMD desires to grant such rights to Commercialize the Products in the Territory and to Supply (as defined below) the Products to Licensee.

Now, therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.	Definitions; Construction

1.1	Definitions. Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means IFRS as generally and consistently applied throughout Licensee’s organization.

“Acknowledgement” is defined in Section 7.1.

“Actual Product Fees” means the actual per unit COGS pricing multiplied by the number of Products ordered.

“Affiliate”, with respect to a Party, shall mean any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. For the avoidance of doubt, an entity that shares a common corporate parent with Party shall be considered an Affiliate of such Party if such common parent controls, either directly or indirectly (i.e., through different tiers of ownership), both the Party and the entity at issue. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For the avoidance of doubt, when used in connection with Licensee, the term “Affiliate” shall exclude: (i) any funds or vehicles (“CVC Funds”) advised by CVC Capital Partners Limited and/or its affiliates; and (ii) any portfolio companies in which any CVC Fund holds an interest or investment from time to time (together with the CVC Funds, the “Restricted Entities”).

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any governmental authority or Regulatory Authority, domestic or foreign, that are applicable to the particular situation, obligation or circumstances.

“Background IPR” is defined in Section 2.4.1.

“Bankruptcy Code” means Title 11, U.S. Code, as amended, or analogous provisions of Applicable Laws outside the United States.

“Batch” means a defined quantity of Product that is Manufactured according to a single manufacturing order during the same cycle of Manufacture and is intended to have been Manufactured in accordance with the Manufacturing Process and Product Specifications.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York or London, England are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means the respective period of three consecutive calendar months ending March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive twelve (12) months commencing on January 1 and ending on December 31.

“Certificate of Analysis” means the certificate of analysis to accompany Product delivered to Licensee as set forth in the Quality Technical Agreement.

“Change of Control” means, with respect to Licensee, a completed transaction where any of the following occurs upon closing of the transaction: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of Licensee normally entitled to vote in elections of directors; (b) Licensee or its Affiliate consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Licensee or its Affiliate, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the total outstanding shares of Licensee preceding such consolidation or merger; or (c) Licensee divests or otherwise conveys, transfers or leases all or substantially all of its assets relating to a Product, to any Third Party.

“Clinical Data” means, with respect to a Clinical Trial for a pharmaceutical product, all data and results from the conduct of such Clinical Trial.

“Clinical Trial” means a human clinical trial of Product.

“cGMP” means the current Good Manufacturing Practices promulgated by the U.S. Food and Drug Administration, EMA or any other Regulatory Authority in the Territory for the manufacture and testing of pharmaceutical products.

“CMC” or “CMC Information” means all product quality cGMP data related to the manufacturing of the Products including characterization, stability, manufacturing process development, control methods and specifications, biopharmaceutical classification and all relevant supporting data.

“COGS” means with respect to any Product supplied within the scope of this Agreement the unit cost of Manufacture consisting of (a) Direct Material Costs, (b) Direct Operating Labor Costs and (c) Indirect Expenses (Indirect Expenses shall be billed separately), each as defined below, all as fairly and reasonably attributable to Product within the scope of this Agreement:

(a) “Direct Material Costs” means the cost of purchased materials used in the manufacture or packaging of Product, including costs of Materials;

(b) “Direct Operating Labor Costs” means the personnel cost of employees directly employed in the manufacturing, Packaging, quality testing or release of Product, including basic wages, labor and related payroll taxes and benefits; and

(c) “Indirect Expenses” means, collectively:

(i) Costs of quality assurance activities (excluding labor costs) relating to Products;

(ii) Interim transportation, or any related transportation cost including tertiary packaging and storage of Product, as incurred or spent in connection with this Agreement;

(iii) Costs of Products as actually invoiced by Contract Manufacturers for applicable Products supplied to Licensee, including the benefit of any price reductions, payment or terms discounts or other reimbursements, such as volume discounts, that may be applicable to purchased Products);

(iv) Costs associated with changes of the Product Specifications or the Manufacturing Process;

(v) Costs and expenses relating to registration and maintenance of Drug Master Files; and

(vi) Product validation costs (including manufacturing, testing, and stability) for the Territory, Territory-specific testing requirements, and annual stability testing for the Products in the Territory.

“Commercialization,” with a correlative meaning for “Commercialize,” means all activities undertaken with respect to commercialization of Product in the Territory, including activities relating to submitting Regulatory Materials for Marketing Authorization and other Regulatory Approvals for Product in the Territory by using the Regulatory Materials, Regulatory Approvals, pricing and reimbursement approvals, TXMD Clinical Data and related materials necessary, in each case as provided or licensed by TXMD to Licensee hereunder, marketing, promoting, distributing, importing, exporting (to other countries in the Territory, if applicable), offering for sale and/or selling Product. Commercialization does not include Development. For the avoidance of doubt, nothing in this definition shall be interpreted to restrict Licensee’s ability to use any information in support of obtaining any Marketing Authorization for Product in the Territory.

“Commercialization Field” means human use.

“Confidential Information” means all confidential or proprietary information of a Party disclosed by or on behalf of the relevant Party (whether through its representatives, counsel, directors, officers, employees, agents, subcontractors, or Affiliates (collectively, the “Representatives”) to the other Party pursuant to this Agreement in written, oral or any other form (such as by permitting examination of tangible items or viewing of premises); and which may include, but is not limited to, technical data, trade secrets, know-how, intellectual property or other materials owned or controlled by Disclosing Party, including, but not limited to, research, product plans, products, samples, specifications, service plans, services, customer lists, customers, markets, software, developments, inventions, processes, formulas, chemical applications, laboratory instruments, laboratory methods of analysis, interpretation of lab results, techniques, technology, manufacturing methods, equipment, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, pricing, finances and other business information, and all analyses, compilations, studies or other materials prepared by Recipient containing or based in whole or in part upon such information furnished to Recipient by Disclosing Party or its Representatives.

“Contract Manufacturers” means any Third Party engaged by TXMD to perform Manufacturing of Product on behalf of TXMD.

“Contract Manufacturing Agreement(s)” means the agreement(s) between TXMD and Contract Manufacturers for the Manufacture of Product or related services.

“Consulting Rate” means a blended rate of EUR [***] per hour plus all Licensee pre-approved and reasonable travel and expenses incurred by resources in performing any Project Services (following the exhaustion of any applicable Project Pool hours, at Licensee’s discretion). The Consulting Rate and categories of resources to which it is applicable, shall be periodically reviewed for appropriateness by the Joint Steering Committee in consultation with the finance departments of each Party.

“Control” means, with respect to any material, information, or Intellectual Property Right, that a Party has the legal right or authority (whether by ownership, license or otherwise), as of the Effective Date or during the Term, to grant to the other Party access to, ownership of, or a license or sublicense (as applicable) under, such material, information, or Intellectual Property Right on the terms and conditions set forth herein without violating the terms of any agreement or any other arrangement with any Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Cover” or “Covering” means, with respect to a Patent Right or claim of a Patent Right and a Product, that, but for the licenses granted in this Agreement, the making, use, sale, offer for sale or importation of the Product would infringe such claim or Patent Right.

“Defective Product” means Product that is damaged or defective when Licensee takes title to the Product pursuant to Section 8.1 below.

“Develop” or “Development” means all research and development activities for Product, including all such activities intended to research, discover or develop and/or to support INDs, NDAs or other Marketing Approvals or other post-marketing requirements for Product, including, without limitation, (a) toxicology, pre-clinical and clinical drug development activities, and (b) Clinical Trials.

“Diligent Efforts” means with respect to Licensee’s obligations under this Agreement, the level of efforts in carrying out such obligation in a manner that is at least consistent with the efforts that a pharmaceutical company in a similar position as Licensee typically devotes to a product of similar commercial and scientific potential at a similar stage in its lifecycle, taking into consideration safety and efficacy, cost to develop, the competitiveness of alternative Third Party products, the likelihood of receipt Marketing Authorization and other Regulatory Approvals, expected profitability, including the amounts of marketing and promotional expenditures with respect to Product and all other relevant factors. Diligent Efforts requires, with respect to a particular task or activity in Developing or Commercializing Product, that Licensee: (a) promptly assign responsibility for such task or activity to specific individuals who are held accountable for progress and to monitor such progress on an on-going basis; (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such task or activity; and (c) make and implement decisions and allocate resources designed to advance progress with respect to such objectives. Diligent Efforts shall be determined individually with respect to appropriate and reasonably defined specific markets or groups of markets, and it is understood that the level of Diligent Efforts required during any specific period may vary from country to country and between different markets or groups of markets.

“Disclosing Party” means the Party disclosing Confidential Information.

“Dispute” is defined in Section 18.1.

“DMF” or “Drug Master File” means a submission to a Regulatory Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date as set forth in the preamble to this Agreement.

“EMA” means the European Medicines Agency, or any successor entity thereto performing substantially the same functions.

“Exception Notice” is defined in Section 8.3.

“EUR” means Euros, the currency of the European Union.

“European Union” means all of the European Union member states as of the applicable date during the Term.

“FCPA” is defined in Section 13.3.1.

“Firm Commitment” is defined in Section 6.6.

“First Commercial Sale” means, with respect to a Product in any country or jurisdiction in the Territory, the first sale by Licensee to a Person of such Product for use in such country or jurisdiction.

“Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor dispute (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm or natural disaster.

“Force Majeure Party” means a Party prevented or delayed in its performance under this Agreement by an event of Force Majeure.

“Generic Product” means any product containing the same active pharmaceutical ingredients as Product and that is submitted as an Abbreviated New Drug Application (or the foreign jurisdiction equivalent) that refers or compares to Product as the reference product.

“ICC” is defined in Section 18.3.

“IFRS” means International Reporting Financial Standards promulgated by the International Accounting Standards Board, as amended, supplemented or replaced from time to time.

“IND” means an investigational new drug application for Product filed by TXMD with the U.S. Food and Drug Administration.

“Indemnified Party” is defined in Section 14.3.

“Indemnifying Party” is defined in Section 14.3.

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes relating to sales or purchase of goods and supply of services.

“Initial Indication” means, with respect to a country or jurisdiction in the Territory, the first indication for which Licensee pursues Marketing Authorization for a Product in such country or jurisdiction using the TXMD Clinical Data as the basis for obtaining such Marketing Authorization. Upon the granting of the first such Marketing Authorization in such country or jurisdiction by the applicable Regulatory Authority, the indication described in such Marketing Authorization for a Product in such country or jurisdiction as specified in the applicable Product Labeling for such Product shall thereafter be the Initial Indication. As of the Effective Date, the Initial Indication for the TX-001 Product is anticipated to be comprised of hormone replacement therapy for oestrogen deficiency symptons in post-menopausal women. As of the Effective Date, the Initial Indication for the TX-004 Product is anticipated to be comprised of the treatment of dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause.

“Intellectual Property Rights” means Know-How, Patent Rights, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) or any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any part of the world.

“IP Improvement” means any invention, discovery, upgrading or modification and all other Intellectual Property Rights (whether patentable or not) created by either Party or jointly by the Parties during the Term in performance of a Party’s rights or obligations under this Agreement, including any manufacturing processes, dosage forms, formulations or delivery systems.

“Joint Steering Committee” is defined in Section 3.3.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, designs, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and Clinical Data, instructions, processes, formulae, expertise and information, Regulatory Materials and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof. Know-How includes any rights including trade secrets, copyright, database or design rights protecting such Know-How.

“Licensee Claims” is defined in Section 14.1.

“Licensee Group” is defined in Section 14.2.

“Licensee Indemnitees” is defined in Section 14.1.

“Lead Time” means the agreed time it will take from the date TXMD acknowledges receipt of a Purchase Order from Licensee until and including the date of delivery of Product EXW INCOTERMS (2010) by Third Party Manufacturer to Licensee. The Lead Time shall be 150 days for launch quantities unless additional testing or validation studies are required and 120 days for subsequent orders unless otherwise agreed to by the Parties in writing.

“Long Term Forecast” is defined in Section 6.5.

“Major Countries” means the United Kingdom, France, Germany, Spain, Italy, Brazil, and Mexico.

“Manufacture” means the manufacture of a Product, including the compounding, filling, encapsulating, testing, and Packaging of Materials by TXMD (or any of its permitted Affiliates or subcontractors) to manufacture and produce Product in accordance with the Manufacturing Process and Product Specifications.

“Manufacturing Process” means any process (or step in any process) used or planned to be used to Manufacture a Product as further described in the Product Specifications.

“Marketing Authorization” means the approval of a Product by the Regulatory Authority for Commercialization in the Territory.

“Materials” means raw materials, excipients, intermediates and laboratory reagents, packaging components and materials, devices, labels or other materials used in the Supply of Product.

“Milestone Fees” means the fees payable by Licensee based on certain milestones, as specified in Exhibit 2.

“Net Sales” means, with respect to a particular time period, the total amounts invoiced by Licensee and its Affiliates to Third Party purchasers (including wholesalers and non-Affiliate Sublicensees) in respect of sales of Product, less the following deductions to the extent actually allowed to customers or incurred with respect to such sales:

(a)               normal and customary trade, quantity or prompt settlement discounts off the invoiced price, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);

(b)               amounts repaid or credited because of rejections, returns, rebates, price adjustments or allowances for damaged products;

(c)                rebates and similar payments made with respect to sales of Product paid for by any governmental authority, chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers;

(d)               transportation costs, pre-wholesaling costs, distribution expenses, special packaging, freight, postage, shipping, transportation and insurance charges directly allocated to Product, provided that such costs, expenses and charges shall not exceed [***] percent ([***]%) of the invoiced amount of the Product, understanding in each case that such costs, expenses and charges are on a pass-through basis without markup;

(e)                sales, value-added (to the extent not refundable in accordance with applicable law excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale), Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of Product;

(f)                any other normal and customary deductions actually allowed to customers that are consistently applied from time-to-time by Licensee in accordance with its Accounting Standards;

(g)               stocking allowances;

(h)               amounts written off or not collected due to uncollectable invoiced amounts including bad debts, in amounts consistent with Licensee’s usual practice and with its Accounting Standards; and

(i)                 any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with IFRS, provided that any differences in the treatment of such other payment as determined under US GAAP and IFRS shall be discussed by the JSC.

Net Sales shall be calculated using Licensee’s internal audited system used to calculate and report net sales for all its products, which at all times shall be in accordance with the Accounting Standards, as such Net Sales calculation may be adjusted for any of the items (a) to (i) above that are not taken into account in such systems. Deductions pursuant to subsection (i) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable, and provided that if any amounts of payment for such sales are subsequently received by Licensee (or its Affiliates), such amount shall be deemed “Net Sales” in the period received. To the extent that Licensee (including its Affiliates, as applicable) provides to any Third Party purchaser discounts or allowances that are applicable to and measured by purchases of a Product and one or more other products (such as a “bundled sale” arrangement), such discounts and allowances shall be allocated between the products (for purposes of the deductions used in calculating Net Sales as above) and such other products in a commercially reasonable manner that does not unfairly or inappropriately bias the level of discounting against the Product (as compared to the other products), such allocation to be determined in good faith by the Parties through the Joint Steering Committee.

Net Sales shall include the amount or fair market value of all consideration received by Licensee and its associated parties in respect of sales of Product, whether such consideration is in cash, payment in kind, exchange, or other form. Net Sales shall not include sales between or among Licensee or its Affiliates unless any such associated party is the end user, but shall include sales to non-Affiliate Sublicensees. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, which shall at all times be in accordance with IFRS.

“Package” and “Packaging” means labelling, testing, inspecting, final finished packaging and packing of Product, or any activity of a nature similar to the foregoing.

“Paid Estimated Product Fees” means fees paid by Licensee for Product ordered by Licensee in the Calendar Year or partial Calendar Year based on the estimated COGS per unit fees.

“Parties” means TXMD and Licensee and “Party” means either TXMD or Licensee.

“Patent Rights” means patent applications and patents, inventors’ certificates, improvement patents, utility models and patents of addition and administrative protection (such as pipeline protection) and all foreign counterparts of them in any and all countries, and including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, extensions (including patent term extensions), reissues, re-examinations, substitutions, confirmations, registrations, revalidation, importation and additions, and any equivalents of or to any of the foregoing in any and all countries, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them in any and all countries.

“Person” means an individual natural person, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

“Pharmacovigilance Agreement” means the pharmacovigilance agreement agreed between the Parties relating to Product, and any successor agreement thereto to be executed within twelve (12) months of the Effective Date.

“President” is defined in Section 3.3.3.

“Process” or “Processing” means the compounding, filling, encapsulating, producing, testing and bulk packaging of Materials into Product, in accordance with the Product Specifications.

“Product” means the (a) pharmaceutical product TX-001 and (b) the pharmaceutical product TX-004, each as further described in Appendix 1, and all Product Improvements thereto.

“Product Improvements” means any improvements to a Product including with respect to any changes to the indications, dosage strengths, reformulations, or line extensions of such Product.

“Product Labeling” means the approved Product label information as specified in the applicable Marketing Authorization for a given country or jurisdiction in the Territory.

“Product Specifications” means the finished product specifications for the Products as detailed in the Marketing Authorization in the Territory.

“Project Manager” is defined in Section 3.1.

“Project Pool Hours” means an annual pool of [***] hours per Product provided to Licensee in each Calendar Year as a credit that may be used solely for Project Services performed in such Calendar Year by Licensee.

“Project Services” means services relating to any activities that are required for the purposes of (i) introducing a new formulation or dosage or type of packaging which are only to be utilized in the Territory, or (ii) ensuring that a Product meets Licensee specific Product Specification requirements that are different from specifications in other territories.

“Project Service Fees” is defined in Section 10.1.4.

“Providing Party” is defined in Section 17.7.

“Purchase Order” means a purchase order with a unique number issued by Licensee for such quantities of Product as Licensee commits to purchase from Third Party Manufacturer through TXMD, with a statement of the date on which delivery of such shipment(s) shall be required.

“Quality Technical Agreement” means the quality assurance agreement agreed between the Parties relating to Product, and any successor agreement thereto to be executed within twelve (12) months from the Effective Date.

“Receiving Party” means the Party to whom Confidential Information is disclosed.

“Regulatory Approval” means, the Marketing Authorization and all other approvals (including supplements and amendments), licenses, registrations and authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the clinical testing, manufacture, distribution, use and Commercialization of Product in a given regulatory jurisdiction in the Territory.

“Regulatory Authorities” means any applicable federal, national, regional, state, provincial or local regulatory agencies, departments, commissions, councils or other government entities regulating or otherwise in the Territory having authority with respect to Product, including the EMA.

“Regulatory Materials” means the regulatory applications, submissions, notifications, communications, correspondence, registrations, applications for Marketing Authorizations and other Regulatory Approvals and other filings made to, received from or otherwise conducted with the EMA or any other Regulatory Authority in the Territory that are necessary or reasonably desirable in order to obtain or maintain the rights from the EMA or any such other Regulatory Authority to develop, manufacture, market, sell or otherwise Commercialize Product in a particular country, territory or possession in the Territory.

“Representatives” means, with respect to a Party, such Party’s Affiliates and such Party’s and its Affiliates’ respective directors, officers, employees, agents and any other persons or entities (excluding the other Party or its Affiliates) who contribute to the performance of such Party’s obligations under this Agreement.

“Right of Reference” means the “right of reference” defined in 21 CFR 314.3(b), or its equivalents outside the United States, and shall in any event include the right to allow the applicable Regulatory Authority in the Territory or a country in the Territory to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Materials (and any data contained therein) filed with such Regulatory Authority.

“Rolling Forecast” is defined in Section 6.6.

“Royalty Payments” means the fees payable by Licensee pursuant to Section 10.1.3.

“Sublicensee” means a Third Party to which a Party has granted a sublicense under the licensed rights granted to such Party hereunder, to the extent such sublicense grant is permitted and made in accordance with the terms thereof.

“Supply” means the Manufacturing and/or Packaging of Product and all related tests, analysis and all other ancillary services.

“Taxes” is defined in Section 10.2.

“Term” is defined in Section 16.1.

“Territory” means all countries of the world with the exception of the United States, Canada, and Israel.

“Third Party” means any Person other than the Parties or their respective Affiliates.

“Trademark” means the BIJUVA and IMVEXXY trademarks, or, if it is not possible to obtain registration of these marks in the EU, then such other trademarks as are selected in accordance with Section 4.1, but excluding the TX Trademark unless the EMA or any other Regulatory Authority requires the listing of the TX Trademark on Product that is distributed or sold within the Territory.

“TX Trademark” means TherapeuticsMD, and any other TXMD trade name(s) and/or any trademark(s) used by TXMD to identify TXMD as a company generally (as distinguished from any product-specific identifier(s)).

“TXMD Claims” is defined in Section 14.2.

“TXMD Clinical Data” means all Clinical Data owned or Controlled by TXMD as of the Effective Date or during the Term for a Product.

“TXMD Indemnitees” is defined in Section 14.2.

“TXMD Know-How” means all Know-How that is Controlled by TXMD or its Affiliates as of the Effective Date or during the Term, to the extent necessary for the Manufacture, Development or Commercialization of Product within the Commercialization Field and/or which is disclosed by TXMD hereunder.

“TXMD Patents” means (a) the Patent Rights specified on Exhibit 1, and (b) any and all Patent Rights that are Controlled by TXMD as of the Effective Date or thereafter during the Term that Cover a Product.

“TXMD Technology” means, collectively, the TXMD Patents, the TXMD Know-How, the TXMD Clinical Data and all IP Improvements owned or Controlled by TXMD and all other intellectual property rights owned or Controlled by TXMD as of the Effective Date and during the Term.

“United States” or “U.S.” means the United States of America and its possessions and territories, including Puerto Rico, irrespective of the political status.

“US GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

“Valid Claim” means (a) any claim of an issued and unexpired patent in a country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable or disclaimer; or (b) a claim of a pending patent application in such country that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.2           Construction.

1.2.1        Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including “without limiting” or “without limitation.” The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties.

1.2.2        References to Recitals, Articles, Sections and Exhibits refer to the Recitals, Articles, Sections, or Exhibits of and to this Agreement.

1.2.3        The Exhibits (as amended from time to time by agreement of the Parties in writing) form part of this Agreement and have the same force and effect as if expressly set forth in the body of the Agreement. Any reference to the Agreement includes the Exhibits hereto and the Quality Technical Agreement. In the event of any conflict or inconsistency between the terms of the body of this Agreement and any Exhibits, schedules, or addenda thereto, the terms of such Exhibits, schedules or addenda shall prevail.

1.2.4        Notwithstanding the foregoing, any varying or additional terms contained in any Purchase Order or other written order confirmation, notification or document issued by either Party in relation to the subject matter hereof shall be of no effect.

2.             Licenses, Commercialization, and Intellectual Property Rights

2.1            Commercialization License

2.1.1        Subject to the terms and conditions of this Agreement, TXMD hereby grants to Licensee an exclusive, sublicensable (solely in accordance with Section 2.1.4), revocable, royalty-bearing license during the Term to the TXMD Technology, solely to Commercialize Product in the Commercialization Field solely in the Territory. For the avoidance of doubt, the foregoing license does not grant Licensee the right to Manufacture Product in any location, to Commercialize Product outside of the Territory, or to Develop Product, and all of such rights are reserved to TXMD, its Affiliates and Sublicensees.

2.1.2        Negative Covenants. Licensee shall not use any TXMD Technology for any purposes other than those purposes expressly permitted in Section 2.1.

2.1.3        Trademark License. Subject to the terms and conditions of this Agreement, TXMD hereby grants to Licensee a limited, royalty-free, exclusive in the Territory, non-transferable, revocable license to use the Trademarks solely in connection with the Commercialization of the Products in the Territory and Licensee’s performance of its obligations under this Agreement. For the avoidance of doubt, Licensee’s use of the Trademarks is limited to use in association with the Products. Licensee acknowledges that its use of the Trademarks pursuant to this Agreement shall inure to the benefit of TXMD or its Affiliates, and TXMD and its applicable Affiliates shall own the goodwill created thereby. TXMD shall be responsible for registering and maintaining the Trademarks in the Territory.

2.1.4        Sublicense Rights. Licensee may sublicense the rights granted to Licensee by TXMD under this Agreement to Affiliates and Third Parties in accordance with this Section 2.1.4; provided however that Licensee shall seek TXMD’s prior written consent, such consent not to be unreasonably withheld or delayed with respect to sublicenses to Third Parties. Any license or sublicense granted by Licensee shall be consistent in all material respects with, and subject to, the terms of this Agreement. Licensee shall send TXMD an executed copy of such license or sublicense entered into with Third Parties promptly, but in no case later than thirty (30) days, after such license or sublicense is entered into by Licensee, and shall keep TXMD reasonably informed with respect to any license or sublicense granted by it hereunder. Where such sublicenses grant rights which extend beyond the Products (for example where other products are included) then the sublicense may be redacted appropriately. Licensee shall be responsible and liable for the acts and omissions of its Affiliates, subcontractors and other Sublicensees performing Licensee’s rights or obligations under this Agreement on behalf of Licensee as if the same were performed by Licensee and no sublicense or subcontract arrangement pursuant to this Section 2.1.4 shall relieve Licensee of any of its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, Licensee shall not sublicense the rights granted to Licensee by TXMD under this Agreement to Third Parties with respect to Commercialization of Products in any of the Major Countries or Australia.

2.2            Commercialization.

2.2.1        Diligent Efforts. Licensee shall be solely responsible for all aspects of Commercialization of Product in the Territory, including planning and implementation, distribution, marketing, sales, pricing, and returns and shall use Diligent Efforts to Commercialize Product in the Territory.

2.2.2        Marketing Plans. Following the Effective Date and via the JSC, Licensee shall keep TXMD regularly and reasonably informed of its general plans for Commercialization of Product in the Territory. Without limiting the generality of the foregoing, by December 1 prior to each Calendar Year following First Commercial Sale, Licensee on an annual basis shall provide an outline of the marketing strategy for Product by country in the upcoming Calendar Year, including details of attendance at major conferences, organization of significant expert advisory panels, key positioning messages, significant medical educational programs, strategic partners, and other similar information.

2.3            Diversion. Licensee hereby covenants and agrees that neither it nor its Affiliates or Sublicensees shall, either directly or indirectly, promote, market, or distribute or sell the Product in each case for or in respect of countries that are outside of the Territory. As to all such countries outside of the Territory, Licensee and its Affiliates, Sublicensees and distributors shall not, directly or indirectly, (a) engage in any advertising or promotional activities relating to Product directed to customers located in such countries; and (b) solicit or fulfill any orders for Product from any prospective purchaser or recipient located in such countries. Licensee further agrees that it shall refrain (and shall cause its Affiliates, distributors or other Sublicensees to refrain) from any Commercialization activity which could reasonably be expected to have a material negative impact upon Commercialization of Product outside of the Territory. If Licensee or its Affiliates, distributors or other Sublicensees receives any order from a prospective purchaser located in a country outside of the Territory, Licensee shall, and shall cause its Affiliates, Sublicensees or distributors to, promptly refer that order to TXMD or TXMD’s designee.

2.4            Intellectual Property and IP Improvements

2.4.1        Pre-Existing IP. Any Intellectual Property Rights, including for the avoidance of doubt, Patent Rights, Know-How, results, data, inventions and information owned by either Party (or owned by a Third Party but which a Party has the right to disclose or sub-license) prior to the Effective Date (“Background IPR”) shall remain the property of that Party (or, as the case may be, such Third Party).

2.4.2        IP Improvements.

(a)                Disclosure of IP Improvements. Licensee shall promptly disclose to TXMD all material IP Improvements that Licensee’s management becomes aware of that are conceived, reduced to practice, or otherwise developed arising from Licensee’s performance of any Commercialization, Development or other activities hereunder performed by or on behalf of Licensee, its Affiliates, and their Sublicensees. As part of such disclosures, Licensee shall include details of all patentable inventions which Licensee, its Affiliates, and their Sublicensee may develop or discover during the Term as well as information relating to IP Improvements that may be reasonably requested by TXMD (including for use by TXMD in accordance with its reserved rights or otherwise as permitted pursuant to this Agreement).

(b)               Ownership. TXMD shall have exclusive ownership of any IP Improvements. Licensee hereby unconditionally and irrevocably assigns to TXMD all of Licensee’s right, title, and interest in, to and under any and all IP Improvements and shall cause all of its employees and contractors and other persons involved in the conception or development of any such Improvement to execute agreements unconditionally and irrevocably assigning all of their rights to enable TXMD to obtain exclusive rights contemplated herein.

2.4.3        Further Assurances. Each Party shall, at no cost to the other Party, perform (and shall cause its Affiliates and Sublicensees to perform) all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement, including, with respect to execute all such documents and do all such things as may be necessary to vest in TXMD the right, title and interest to such IP Improvements.

2.5            Clinical Data; Rights of Reference.

2.5.1        TXMD Grant to Licensee. Subject to the terms and conditions of this Agreement, TXMD hereby grants Licensee a Right of Reference to any INDs, Regulatory Materials and TXMD Clinical Data in each case that are owned or Controlled by TXMD as of the Effective Date and thereafter, in each case solely to the extent necessary for the Commercialization of Product under this Agreement.

2.5.2        Cross-Reference Letter. TXMD shall allow the EMA (if required) and all other applicable Regulatory Authorities in the Territory to have access to information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Materials owned or Controlled by TXMD as of the Effective Date and during the Term for Product to the extent necessary to effectuate the Rights of Reference described above in Section 2.5.1 no later than thirty (30) days after written request by Licensee. TXMD shall provide Licensee with a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate the Right of Reference.

2.5.3        Additional Clinical Studies. Licensee is interested in participating in future clinicial studies which TXMD may wish to conduct in order to expand the Initial Indication of the Products. Licensee would commit to contribute both financially and using its technical expertise. The design and cost of any such studies would need to be mutually agreed between the Parties.

2.6           Third Party Infringement of TXMD Technology

2.6.1        Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the TXMD Patents, TXMD Know-How, or the Trademarks of which it becomes aware, and shall provide all evidence in such Party’s possession demonstrating such infringement.

2.6.2        Enforcement

(a)                TXMD Right. If a Third Party infringes or misappropriates any TXMD Patents, TXMD Know-How, or the Trademarks, in each case in the Territory, TXMD shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Third Party in the Territory.

(b)               Election of Enforcement Right. TXMD shall have a period of ninety (90) days (or such shorter period as may be required to avoid prejudice to any legal rights associated with such enforcement action) after the first notice pursuant to Section 2.6.2(a) to elect to enforce the applicable TXMD Patents, TXMD Know-How, or Trademarks against such infringement in the Territory. If TXMD elects to respond to any actual or threatened infringement by initiating a proceeding, TXMD shall use legal counsel of its choice at its expense and shall have full control over the conduct of such proceeding. TXMD may settle or compromise any such proceeding without the consent of Licensee; provided, however, that if such settlement adversely affects Licensee’s rights under this Agreement, or adversely affects Licensee’s ability to Commercialize Product within the Territory, or requires Licensee to admit wrongdoing, fault, or liability, then TXMD shall not settle or compromise any such proceeding without the consent of Licensee, such consent not to be unreasonably withheld, conditioned, or delayed. In the event TXMD does not elect to initiate an enforcement action and thereafter diligently prosecute a suit or action or otherwise cause the cessation of such infringement within such ninety (90) day period, then Licensee shall have the right, but not the obligation, to commence suit or take action to enforce the applicable TXMD Patents, TXMD Know-How, or Trademarks against such Third Party at its own costs and expenses in which case Licensee shall have full control over the conduct of such proceeding and Licensee may settle or compromise any such proceeding without the consent of TXMD; provided, however, that if such settlement adversely affects TXMD’s Intellectual Property Rights or its rights under this Agreement, or adversely affects TXMD’s ability to Commercialize Product outside the Territory, or requires TXMD to admit wrongdoing, fault, or liability, Licensee shall not settle or compromise any such proceeding without the consent of TXMD, such consent not to be unreasonably withheld, conditioned, or delayed. Licensee shall be solely responsible for any legal costs or damages awards made in any proceeding that is initiated by Licensee in the event that TXMD elects not to respond to any actual or threatened infringement.

(c)                Reasonable Cooperation. Each Party shall provide to the Party enforcing any such rights under this Section 2.6.2 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and the Parties agree that, irrespective of which Party brings an action pursuant to this Section 2.6.2, the Parties shall discuss and reasonably consider the views of the other Party in the choice of counsel with respect to such action and strategic decisions and their implementation (including decisions regarding defending against a claim, counterclaim or defense of invalidity or unenforceability of infringes any TXMD Patents, TXMD Know-How, or the Trademarks) in connection with such action shall be managed by consensus of the Parties each acting reasonably.

(d)               Separate Representation of Non-Enforcing Party. The Party not bringing an enforcement action in the Licensed Territory under this Section 2.6.2 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(e)                Settlement. Licensee may not settle an action it commences hereunder that admits any wrongdoing of TXMD without TXMD’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

(f)                Costs and Proceeds. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any monetary award recovered from a Third Party in connection with any proceeding initiated to protect, maintain, defend, or enforce any intellectual property rights in the Territory or recovered from a Third Party in connection with any proceeding initiated for infringement or misappropriation of intellectual property rights in the Territory shall first be used to reimburse the Parties for any out-of-pocket legal expenses relating to such proceeding and the balance being retained by the Party that brought and controlled such litigation.

2.7            Patent Prosecution.

2.7.1        As between the Parties, TXMD, acting through outside patent counsel, shall have the sole right, but not the obligation to prepare, file, prosecute (including without limitation conducting any interferences, oppositions, reissue proceedings, reexaminations and patent term extensions) and maintain the TXMD Patents in the Territory. TXMD shall bear the cost and expense incurred in connection with the preparation, filing, prosecution and maintenance of such TXMD Patents in the Territory. TXMD shall carry out any preparation, filing, prosecution and maintenance of such TXMD Patents with commercially reasonable efforts. Licensee shall cooperate with TXMD in the preparation, filing, prosecution and maintenance of such TXMD Patents, including by providing TXMD with data and other information as appropriate and executing all necessary affidavits, assignments and other paperwork. TXMD shall copy Licensee on all correspondence from and to any patent office relating to such TXMD Patents in a timely manner. For the purpose of this Section 2.7.1, “prosecution” shall include any patent interference, opposition, pre-issuance Third Party submission, ex parte re-examination, post-grant review, inter partes review or other similar proceeding, appeals or petitions to any Board of Appeals in a patent office, appeals to any court for any patent office decisions, reissue proceedings, and applications for patent term extensions and the like.

2.7.2        TXMD shall not abandon maintenance of any TXMD Patents in the Territory without notifying Licensee in a timely manner of TXMD’s intention and reason therefore and providing Licensee with reasonable opportunity to comment upon such abandonment and to assume responsibility for maintenance of such patent rights. TXMD shall provide such notice at least thirty (30) days prior to any payment due date, or any other due date that requires action, in connection with such TXMD Patent. In the event that TXMD abandons maintenance of any or all TXMD Patents in the Territory, Licensee may assume maintenance for such patent in the Territory.

3.             Governance

3.1           Project Managers. Within thirty (30) days of the Effective Date, each Party shall appoint a representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Project Manager”). The Project Managers shall be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration within and among the Joint Steering Committee and between the Parties, providing a single point of communication for seeking consensus both internally within the respective Party’s organization and, together, regarding key strategy and planning issues, as appropriate, including facilitating review of external corporate communications and raising cross-party or cross-functional disputes to the Joint Steering Committee in a timely manner. Each Project Manager may also serve as a non-voting attendee of its respective Party to Joint Steering Committee meetings. Each Party may replace its Project Manager upon notice to the other Party.

3.2           Project Management Meetings. The Project Managers shall conduct sales and operation planning meetings relating to Product in the Territory initially every ninety (90) days (or as otherwise reasonably requested by either Party). The agenda of such meetings may include: (a) market intelligence; (b) Supply capability; (c) regulatory changes; (d) long term forecasts; (e) capacity planning; or (f) such other topics that either Party may raise for discussion in connection with its obligations under this Agreement. Meetings may be conducted by telephone, video conference, or in-person, as mutually agreed by the Project Managers.

3.3          Joint Steering Committee Formation; Purpose. Within thirty (30) days from the Effective Date, the Parties shall establish a committee (the “Joint Steering Committee”), which shall consist of two (2) representatives of each Party, including: senior members of each Party’s teams. The purpose of the Joint Steering Committee shall be to keep the Parties advised and coordinated with respect to activities relating to Product and to perform such other functions as may be mutually agreed by the Parties.

3.3.1        Joint Steering Committee Meetings. The Joint Steering Committee shall hold meetings no less frequently than every Calendar Quarter. Each Party shall be entitled to call an extraordinary meeting of the Joint Steering Committee where it reasonably believes that a meeting is called for with regard to a matter of material importance that cannot be delayed until the next scheduled quarterly meeting.

3.3.2        Location of Meetings; Attendees. The Joint Steering Committee may meet via teleconference, video-conference, or in-person, as mutually agreed by the Parties, provided that at least one Joint Steering Committee meeting per calendar year would be held in person at a location to be agreed. The Joint Steering Committee may invite other personnel of the Parties to attend meetings of the Joint Steering as appropriate, after giving notice to the other Party. The Joint Steering Committee shall be dissolved upon the termination or expiration of this Agreement.

3.3.3        Decision Making.

(a)                Subject to the other applicable provisions of this Agreement, the Joint Steering Committee shall act and make decisions only by unanimous vote, with each Party having one (1) vote. If the Joint Steering Committee is unable to reach unanimous agreement on a matter before it for decision or action, for a period in excess of fifteen (15) days after written request by a Party, the matter shall be referred to the President of the Parties for discussion and resolution. As of the Effective Date, the President of TXMD is John Milligan and the Chief Executive Officer of Licensee is Anish Mehta.

(b)               If, after referral by the Joint Steering Committee, the President and CEO of the Parties have not reached agreement on the matter within fifteen (15) days after referral to the President and CEO, then: (i) Licensee shall have the right to make the final decision on such matters that relate solely to or would have a material impact on the Commercialization of Product in the Territory, (ii) TXMD shall have the right to make the final decision on such matters that would have a material adverse impact on TXMD’s rights in the United States, and (iii) TXMD shall have the right to make the final determination with respect to all other matters; provided that in each case each Party shall act in good faith.

3.3.4        Authority. The Joint Steering Committee shall have only the powers assigned expressly to it in this Article 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.

3.4          Costs. TXMD and Licensee each shall bear all expenses incurred by TXMD and Licensee, as applicable, of its employees related to meetings between the Parties, unless otherwise mutually agreed by the Parties.

4.           Trademarks and Packaging; Materials

4.1          Branding. All Packaging shall be branded with the Trademark associated with each Product. All Trademarks, and all goodwill relating thereto, shall be solely and exclusively owned by TXMD and its Affiliates, as applicable. TXMD will use all reasonable commercial efforts to obtain registration of BIJUVA and IMVEXXY as a Community trade mark and as a UK trade mark as soon as practicable after the Effective Date. If the BIJUVA or IMVEXXY filing is unsuccessful then the Parties will discuss in good faith and agree upon an alternative mark which they consider will be effective in the Territory.

4.2          Packaging Artwork. Licensee shall be responsible for artwork and design for the packaging and labelling in the Territory, which Licensee shall ensure complies with all applicable Marketing Authorizations. Licensee shall be entitled to have its trade-marks displayed on the packaging for the Products. The Products shall also include the language “distributed by Theramex HQ UK Limited” or such other equivalent in English and any other language as may be required under Applicable Law for the Territory. The language may alternatively reference one of Licensee’s Affiliates in the Territory.

4.3          TXMD Materials. TXMD shall use the Licensee’s Long Term Forecasts, Rolling Forecasts, Purchase Orders and Firm Commitments, as defined in Sections 6 and 7, to order Materials to support manufacture of Product for Licensee.

5.            Product Development and Marketing Authorizations

5.1           Regulatory Materials and Marketing Authorizations in the Territory.

5.1.1        Regulatory Materials and Obligations.

(a)                Licensee Diligent Efforts. Licensee shall, in compliance with Applicable Laws in the Territory, prepare and file the appropriate Regulatory Materials and use Diligent Efforts to file the submission for the applicable Marketing Authorizations for [***] in [***]. Other than with respect to [***], the Parties will agree when and where to submit applications for [***] based on the approvability of the dossier, market size and opportunity. With respect to [***], Licensee shall have a period of [***] from the receipt of Regulatory Materials delivered pursuant to Section 5.1.1(b) to file the submission for the applicable Marketing Authorizations for [***].

(b)               TXMD Regulatory Materials; Knowledge Transfer. Within thirty (30) days following the Effective Date, TXMD shall provide Licensee with copies of all completed Regulatory Materials and Clinical Data as submitted by or on behalf of TXMD to the EMA or any other applicable Regulatory Authority that are in TXMD’s or its Affiliates Control as of the Effective Date and that are necessary for Licensee to obtain Marketing Authorizations and other applicable Regulatory Approvals for Commercializing the Products in the Territory. Upon request from Licensee, TXMD shall provide any further documentation in TXMD’s or its Affiliates’ Control during the Term that is mutually agreed by the Parties acting in good faith to be necessary to support obtaining Marketing Authorizations and other applicable Regulatory Approvals required to Commercialize the Products in the Territory. Within the same timeframe, TXMD will provide Licensee with the most recent draft of its US Dossier in order that Licensee can adapt it for filing in the Territory. TXMD may not have Control over its Contract Manufacturer’s DMF and nothing herein shall be construed to require TXMD to provide such DMF to Licensee. However, TXMD will ensure that Licensee has access to the open part of any such DMF and that its Contract Manufacturer will provide a Letter of Access to the closed part of the DMF so the Marketing Authorization application can proceed. All such Regulatory Materials and Clinical Data shall be deemed Confidential Information of TXMD. TXMD shall provide to Licensee reasonable knowledge transfer and support services relating to Licensee’s use of any Regulatory Materials or Clinical Data provided by TXMD for used solely for the purposes permitted hereunder. For the avoidance of doubt, Licensee shall be responsible for any modifications to or translation of TXMD-provided Regulatory Materials or Clinical Data for use in Licensee’s Regulatory Material filings in the Territory.

(c)                Cost. All costs and expenses required for Licensee to prepare any and all such regulatory submissions in the Territory shall be borne solely by Licensee.

(d)               Filing Party. Subject to Section 16.6 below, all Regulatory Materials and applications for Marketing Authorizations and other Regulatory Approvals filed with the EMA and other applicable Regulatory Authorities in the Territory shall be held in Licensee’s name; provided that Licensee shall discuss and collaborate with TXMD on any Regulatory Materials or any application for a Marketing Authorization or other Regulatory Approval in the Territory for the Products. Licensee will advise TXMD on the most appropriate filing strategy in the Territory and the Parties will cooperate in order to arrange pre-submission meetings and obtain a slot for filing as soon as practicable following the Effective Date.

(e)                Variations. TXMD will assist Licensee with renewals, variations or updates of the Marketing Authorisations which are required by Licensee or the Regulatory Authorities from time to time and promptly do all acts and execute all documents required in order to carry out these activities. Actual and direct costs relating to variations etc. will be allocated as follows:

TXMD shall reimburse Licensee for any fees payable to the Regulatory Authority resulting from: (i) changes requested by TXMD; and (ii) changes requested by its Contract Manufacturers (e.g. variations which are required due to the establishment, maintenance and improvement of GMP-related activities or other aspects of the manufacturing process);

Licensee shall bear all regulatory costs resulting from (i) changes required by Licensee, and (ii) changes required by competent authorities relating to the Commercialization of the Products in the Territory.

5.1.2        Reporting and Review. Licensee shall provide TXMD with copies of all Marketing Authorizations and other Regulatory Approvals that it receives for the Products in the Territory, within fifteen (15) days of receipt.

5.2            Steering Committee Review. If TXMD believes that Licensee or its Affiliates or Sublicensees, as the case may be, is taking or intends to take any action with respect to a Marketing Authorization or other Regulatory Approval that TXMD believes may have an adverse impact upon the potential sales of Product outside of the Territory or the regulatory status of Product, TXMD shall have such issue addressed by the Joint Steering Committee as described in Section 3.3.3.

5.3            Adverse Event Reporting and Safety Data Exchange. Licensee shall be responsible for the monitoring of all adverse events and filing of all required reports in the Territory relating to Product throughout the Term. Licensee shall promptly notify TXMD, in accordance with Applicable Laws and the requirements of the EMA and any other applicable Regulatory Authority, if it becomes aware of any adverse event relating to Product in the Territory, including, without limitation, any event which (a) raises any material concerns regarding the safety or efficacy of Product; (b) indicates or suggests a potential material liability of either Party to Third Parties in connection with Product; (c) is reasonably likely to lead to a recall or market withdrawal of Product; or (d) relates to expedited and periodic reports of adverse events with respect to Product, or to Product complaints, and which may have a material impact on the Marketing Authorization or any other Regulatory Approval for Product or the continued Commercialization of Product. TXMD contracts with a third party pharmacovigilance vendor. Licensee shall report any adverse events to the third-party pharmacovigilance vendor in the vendor defined format, with a copy also sent to TXMD. TXMD will continue to hold the Global Safety Database and the Parties will enter into a Pharmacovigilance Agreement clarifying their respective obligations within six (6) months of the Effective Date.

5.4            Certain Regulatory Authority Communications Received by a Party.

5.4.1        General. Without limiting the generality of the foregoing, each Party shall keep the other Party informed, in a timely manner compliant with the reporting requirements of the EMA and all other applicable Regulatory Authorities in the Territory, of notification of any action by, or notification or other information which it receives (directly or indirectly) from, the EMA or any such other Regulatory Authority in the Territory which (a) raises any material concerns regarding the safety or efficacy of Product; (b) indicates or suggests a potential material liability of either Party to Third Parties in connection with Product; (c) poses a significant risk of leading to a recall or market withdrawal of Product; or (d) relates to expedited and periodic reports of adverse events with respect to Product, or to Product complaints, and which may have a material impact on any Marketing Authorization or other Regulatory Approvals for a Product or the continued Commercialization of a Product in the Territory. The other Party shall fully cooperate with and assist such Party in complying with regulatory obligations and communications, including by providing to such Party, within two (2) Business Days after a request, such information and documentation in the other Party’s possession as may be necessary or helpful for the Party to prepare a response to an inquiry from the EMA or any other applicable Regulatory Authority with respect to Product. If Licensee is required to respond to any Regulatory Authority in the Territory, Licensee shall use Diligent Efforts to discuss and collaborate with TXMD before responding. Licensee shall also provide TXMD in a timely manner with a copy of all correspondence received from the EMA or any other applicable Regulatory Authority specifically regarding the matters referred to above.

5.4.2        Additional Disclosures. Licensee shall promptly (in all events, within 48 hours of receipt) disclose to TXMD the following regulatory information:

(a)                Regulatory Actions. All material information in Licensee’s possession and Control pertaining to actions taken by the EMA or any other applicable Regulatory Authority in the Territory in connection with Product including any notice, audit notice, notice of initiation by the EMA or any such other Regulatory Authority of any investigation, inspection, detention, seizure or injunction concerning Product, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry.

(b)               Regulatory Non-Compliance. All Information pertaining to notices from the EMA or any other applicable Regulatory Authority in the Territory of non-compliance with Applicable Laws in connection with Product, including receipt of a warning letter or other notice of alleged non-compliance from the EMA or any such other Regulatory Authority relating to Product.

5.4.3        Extra-territorial Disclosures. TXMD will inform Licensee in a timely fashion of any communications of which it becomes aware from regulatory authorities outside the Territory which may have a material bearing on the Commercialization of Product in the Territory.

6.             Performance of Manufacturing and Supply

6.1            Background; TXMD Responsibilities.

6.1.1        Licensee acknowledges that as of the Effective Date, TXMD is utilizing a Contract Manufacturer to Manufacture the Products both for TXMD’s purposes outside of the Territory and to fulfill TXMD’s obligations to Manufacture and supply Product to Licensee under this Agreement. During the Term of the Agreement, the Parties shall discuss in good faith aligning the time frames described in Article 6, Article 7 and Article 8 with TXMD’s corresponding Manufacturing and supply time frames under which TXMD is subject to with respect to such Contract Manufacturer.

6.1.2        TXMD shall perform Supply and Manufacturing service in accordance with professional standards and shall Supply Product according to this Agreement. Notwithstanding the foregoing, if there is a shortage of Product due to an operational failure at TXMD’s Manufacturing facility, the Supply will be apportioned between TXMD and Licensee based on a fair consideration of all factors affecting individual markets of both Parties, including relative volumes of Product ordered. TXMD shall be responsible for the safety, health and environmental aspects of all work performed by or on behalf of TXMD, excluding any issues to the extent caused by the acts, omissions, or negligence of Licensee, its Affiliates, or Sublicensees.

6.2           Subcontracting. TXMD shall be entitled to subcontract to a Contract Manufacturer or any other Third Party any or all of its obligations to Manufacture and Supply Product for Licensee under this Agreement without Licensee’s prior approval provided always that TXMD will give Licensee at least [***] months’ prior notice of the appointment of any new Contract Manufacturer and provide adequate assurances to Licensee that the new appointment will not have a material adverse impact on the ability of TXMD to fulfil its obligations under this Section. TXMD must notify Licensee of any subcontracting with respect to the Manufacture of Product and the Parties shall work together to determine what information Licensee would be required to report to or file with the EMA or any other applicable Regulatory Authority in order to comply with any Applicable Law in the Territory or any country or jurisdiction in the Territory and TXMD shall use commercially reasonable efforts to assist Licensee with Licensee’s compliance obligations under Applicable Law in the Territory as a result of such subcontracting, which shall include coordinating with Licensee to carry out audits of the facilities on an annual basis. Any additional actual costs relating to the participation and attendance of Licensee’s representatives in such audits shall be borne by Licensee. No subcontracting pursuant to this Section 6.2 shall relieve TXMD of any of its obligations, or Licensee of any of its rights, under this Agreement.

6.3            Quality. Each Party shall comply with all of the provisions and requirements of the Quality Technical Agreement. In the event of a discrepancy between the Quality Technical Agreement and this Agreement, the terms of the Quality Technical Agreement shall control all quality matters and this Agreement shall control all other matters. The Parties will enter into the Quality Technical Agreement within twelve (12) months of the Effective Date.

6.4            GMP. All Manufacture and quality control operations by TXMD or its designee shall be in compliance with cGMP.

6.5            Long Term Forecasts. On a date to be agreed upon by the Parties following the Effective Date, but in any event such date to be no later than [***] months prior to estimated First Commercial Sale, and thereafter, prior to [***] of each Calendar Year during the Term, Licensee shall submit to TXMD a good faith estimate of the quantities of Product that Licensee expects to order from TXMD during the immediately following Calendar Year (“Long Term Forecast”). Subject to Section 6.6, Long Term Forecasts shall be non-binding.

6.6           Rolling Forecast; Binding Firm Commitment. On or before the [***] day of each Calendar Month, beginning at least [***] months prior to the anticipated First Commercial Sale and continuing during the Term, Licensee shall submit to TXMD a good faith estimate of its anticipated orders of Product, which shall be at a bulk SKU level, broken out on a month-by-month basis, for the upcoming Calendar Month and the succeeding twelve (12) Calendar Months (each, a “Rolling Forecast”). Months [***] of each Rolling Forecast shall be binding on Licensee with respect to the quantities specified therein and month [***] shall be binding but may vary by +/-[***]% (“Firm Commitment”); provided that TXMD has first provided Licensee with reasonable advance notice of its planned manufacture date for Product and may not be changed without TXMD’s written consent (which may be withheld in its sole discretion). The Rolling Forecast for the remaining [***] months shall not be binding but shall be provided in good faith. For avoidance of doubt, TXMD hereby covenants to provide said reasonable advance notice of its planned manufacture date for Product to Licensee during the Term.

6.7            Forecasts Exceeding the Firm Commitment. If Licensee requires more than the Firm Commitment, Licensee must provide TXMD reasonable prior notice of the delivery date requested as described in Section 6.1.1 and TXMD shall inform Licensee of the quantity of Product (if any) above the Firm Commitment that TXMD is able to Supply. TXMD shall not be obligated to supply Product in excess of the Firm Commitment to Licensee unless agreed to by TXMD in its sole discretion, and TXMD shall not be liable for any failure to supply Product to Licensee in excess of the Firm Commitment.

6.8            Licensee Rights and Responsibilities.

6.8.1        Alternative Primary and Secondary Manufacturers. Both Parties will use commercially reasonable efforts to identify potentially more cost-effective alternative primary (API manufacture) and/or secondary (processing of API into finished product) manufacturers for the Product for the Territory and with the written agreement of both Parties will collaborate so as to add such manufacturers to the Marketing Authorization and use them to Manufacture Product for Licensee in the Territory and for TXMD outside of the Territory. If the addition of such a manufacturer and use of such manufacturer to Manufacture Product is to the benefit of only one of the Parties, then such Party shall bear the costs of qualification of such manufacturer. If the addition of such a manufacturer and use of such manufacturer to Manufacture Product is to the benefit of both Parties, then the Parties shall share the costs of qualification of such manufacturer in a reasonable and proportionate manner. Licensee will not source Product from an alternative manufacturer without the prior written consent of TXMD and will coordinate with TXMD before initiating sourcing of Product from any such alternative manufacturer.

6.8.2        Primary and Secondary Packaging. Licensee will be responsible for identifying and contracting with suitable primary (blister) and secondary (outer packaging and inserts) packagers in order to convert bulk Product supplied by TXMD’s Manufacturers into finished product in final form and ready for sale.

7.             Orders

7.1            Purchase Orders. Licensee shall submit (or shall have one of its Affiliates submit) to TXMD a Purchase Order for Product to be delivered to Licensee within the agreed Lead Time. Within five (5) days following receipt of a Purchase Order, TXMD shall provide a written acknowledgement (“Acknowledgement”) that it accepts the Purchase Order. The Acknowledgement shall confirm the delivery date and TXMD shall deliver Product in accordance with the Lead Time as may be superseded by the revised timeframes contemplated by 6.1.1.

7.2            Modifications; Changes to Purchase Orders.

7.2.1        TXMD shall use commercially reasonable efforts to comply with changes to Purchase Orders that Licensee may request but shall not be liable for its inability to do so. Purchase Orders may be amended only by mutual agreement of the Parties.

7.2.2        No change in any Purchase Order shall relieve Licensee of its responsibility to meet the Firm Commitment.

7.3            Supply. TXMD shall Supply or have Supplied the specified quantity of Product in accordance with the delivery terms set forth in each Purchase Order, provided that (a) TXMD shall be considered to have completed its obligations to fulfill any individual Purchase Order if it Supplies a quantity of Product that is within a plus or minus [***] per cent ([***]%) variance from the applicable Purchase Order, and (b) Licensee shall only be required to pay for the amount of Product actually delivered by TXMD to Licensee. Any such variance in quantity of Product delivered by TXMD shall not constitute a breach of this Agreement by TXMD.

8.              Delivery; Review and Defective Product

8.1            Delivery Terms; Storage Fees. The Contract Manufacturer shall deliver and Supply Product ordered by Licensee EXW INCOTERMS 2010 and title to Product shall transfer directly from the Contract Manufacturer to Licensee. Product will be delivered with a minimum shelf life of [***] months remaining (for Product with a shelf life of [***] months) at the time of delivery. If a Batch is held by the Contract Manufacturer for investigation, up to two Batches per calendar year, Product with a shelf life of [***] months will be delivered with a minimum remaining shelf life of [***] months. The Parties currently anticipate that TX-001 and TX-004 will each have a shelf life of [***] months.

8.2            Release of Batches. Product shall be accompanied by a Certificate of Analysis and a certificate of manufacturing compliance, which may be contained in a single certification, and any other documentation as set forth in the Quality Technical Agreement. Issuance of a Certificate of Analysis and any other documentation as set forth in the Quality Technical Agreement constitutes release of a Batch to Licensee. Licensee is responsible for final release of Product to the market in the Territory.

8.3            Review; Defects or Shortfalls. If any shipment of Product delivered by TXMD contains a Defective Product or if there is a shortfall of the amount of Product in such delivery at the time of delivery, then Licensee shall notify TXMD (a) within thirty (30) days of receipt of the applicable Batch if such damage, defect or shortfall can be ascertained by the exercise of reasonable diligence upon examination by Licensee on receipt of such shipment, or (b) within thirty (30) days after discovery of the same if such damage, defect or shortfall cannot be ascertained by the exercise of reasonable diligence upon examination by Licensee on receipt of such shipment (including non-conformities relating to stability). Licensee shall provide TXMD with a sample of any Defective Product. If and to the extent that Licensee has failed to provide TXMD with a notice of any Defective Product (an “Exception Notice”) and a sample thereof by the applicable time period specified above in this Section 8.3, the relevant Batch shall be deemed to have been accepted by Licensee in satisfactory condition, without any damages, shortfalls or defects. If Licensee determines that there is a shortfall in the quantity of any shipment of Product (from quantities specified in the relevant bill of lading or other shipping documents), and it is determined that discrepancy existed at the time it was delivered to Licensee from TXMD, then Licensee shall notify TXMD in writing as soon as reasonably possible, and TXMD shall either (i) make up the shortage; or (ii) reimburse Licensee for the amounts paid for shortfall Product, in each case at Licensee’s option within thirty (30) days of such notification at no additional cost to Licensee, provided that in each case, the make up or reimbursement will be applied to future Batch orders. The remedies of Licensee under this Section 8.3 with respect to any shortage shall be the exclusive remedies of Licensee for any such shortage and in lieu of any and all other remedies of Licensee and, upon compliance with this Section 8.3, TXMD shall not be in breach of this Agreement as a result of any such shortage.

8.4            Discrepant Results. If a dispute arises between the Parties as to any claimed damage or defect in Product or as to any shortfall of Product delivered, which cannot be resolved by the Parties within twenty (20) days of a claim being notified by Licensee to TXMD, either Party may require that the matter in dispute be referred to an independent expert (such as an independent testing laboratory) nominated by agreement of the Parties or, failing agreement, appointed in accordance with the commercial arbitration rules of the International Chamber of Commerce at the request of either Party. Such referral shall be solely for the purpose of establishing whether or not there is any damage, defect or shortfall (as the case may be) in Product delivered by TXMD to Licensee. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by TXMD if Product is a Defective Product attributable to Manufacturing, storage, shipping, or any other action by or on behalf of TXMD that occurs prior to delivery of Product to Licensee, and by Licensee in all other circumstances. Licensee shall be apprised in writing of all Defective Product investigations executed by TXMD, as well as final investigation outcome and conclusion(s).

8.5            Remedies for TXMD-Attributable Defective Product. If Product constitutes a Defective Product due to Manufacturing by or on behalf of TXMD, TXMD shall at TXMD’s option either: (a) replace the Defective Product with conforming Product, at TXMD’s expense; or (b) credit or refund to Licensee the amounts paid to TXMD by Licensee for such Defective Product, or, if the invoice has not been paid, cancel the invoice. THE OBLIGATION TO REPLACE A DEFECTIVE PRODUCT OR CREDIT OR REFUND PAYMENTS MADE BY LICENSEE FOR A DEFECTIVE PRODUCT ATTRIBUTABLE TO ERRORS OR DEFECTS IN MANUFACTURING BY OR ON BEHALF OF TXMD SHALL BE LICENSEE’S SOLE AND EXCLUSIVE REMEDY THIS AGREEMENT FOR SUCH DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED, OR REMEDY.

8.6            Late Delivery. Where Product is delivered late then TXMD will pay a penalty equivalent to [***]% of the value of the portion of the order which was delivered late for each month which elapses beyond the original delivery date appearing on the Purchase Order but capped at a level of [***]%. Deliveries of Product may vary by up to plus or minus [***] ([***]) Business Days from the delivery date specified in the related Purchase Order. Such variance in actual date of delivery shall not constitute a breach of this Agreement by TXMD.

9.             Product Recall. If Product is recalled in the Territory for any reason, then Licensee, as Marketing Authorisation holder shall administer all aspects of the recall. Each Party shall notify the other in writing promptly, and in any event within one (1) business day after determining that a recall is required, and shall consult with the other Party regarding appropriate courses of action. Licensee shall have ultimate discretion over whether and under what circumstances to require the recall of Product in the Territory. TXMD shall provide all assistance that Licensee reasonably requires in connection with any Product recalls, including as required by any Regulatory Authorities or pursuant to Applicable Laws. In the event that a recall is necessary as a result of any breaches of obligations, representations or warranties hereunder or negligence of either Party, that Party shall be responsible for the proportionate share of such costs. In the event of a recall, the obligations of Licensee to Commercialise a recalled Product in the Territory and of TXMD to supply such recalled Product pursuant to this Agreement shall be suspended with immediate effect and such obligations shall only become enforceable again if the circumstances that caused the recall have been resolved.

10.           Fees and Payments

10.1         Milestone Fees; Product Pricing and Royalties.

10.1.1    Milestone Fees. Upon the achievement of each milestone specified in Exhibit 2, Licensee shall issue to TXMD a written statement as to the achievement of the milestone and the associated Milestone Fees within twenty (20) days following the end of the Calendar Quarter in which such milestone is achieved. Upon receipt of each such statement, TXMD shall submit an invoice to Licensee for the associated Milestone Fees due under this Section 10.1.1, which shall be due and payable to TXMD in accordance with Section 11.3. Milestone Fees shall be non-refundable, non-creditable and not subject to set-off, except as provided in Section 8.3.

10.1.2    Product Prices.

(a)                Estimated COG Per Unit Pricing. No later than [***] of each Calendar Year during the Term, TXMD shall inform Licensee of the estimated COGS per unit price for each Product, as established based on the anticipated volume of purchases and structured as a pass-through without mark-up. The initial estimated COGS per unit price as of the Effective Date for each Product is set out in Exhibit 3.

(b)               Payments before Delivery/Firm Commitments. Licensee shall pay TXMD the estimated COGS per unit price for ordered Products in accordance with Section 11.2.

(c)                Annual True-Up. Within sixty (60) days following the completion of each Calendar Year or termination of this Agreement, TXMD shall calculate and reconcile the Paid Estimated Product Fees versus the Actual Product Fees due for such period, issuing either an invoice to Licensee if Paid Estimated Product Fees were less than Actual Product Fees and a credit or refund if Paid Estimated Product Fees were greater than Actual Product Fees.

10.1.3    Royalties. During the Term, Licensee shall pay royalties at a rate of [***] percent ([***]%) on Net Sales of Product in the Territory (the “Royalty Payments”).

(a)                Quarterly Sales and Royalty Reports. Within thirty (30) days following the end of each Calendar Quarter following the First Commercial Sale of each Product in the Territory, Licensee shall furnish to TXMD a quarterly written report showing the Net Sales of Product sold by Licensee, its Affiliates and their Sublicensees, and the royalties due to TXMD on such Net Sales. Upon receipt of the report and the royalty calculation, TXMD will issue an invoice for the Royalty Payments due under Section 10.1.3 for each Calendar Quarter, which shall be due and payable to TXMD in accordance with Section 11.3. Each royalty report shall describe in reasonable detail (based upon the data then available to Licensee) the Net Sales of Product (including, without limitation, the deductions specified in the Net Sales definition) and the calculation of Royalty Payments (including currency conversion as described in Section 11.3) due for the relevant calendar quarter.

(b)               Royalty Reduction. On a country-by-country, Product-by-Product, jurisdiction-by-jurisdiction basis, in the event that a Generic Product gains Marketing Authorization for Commercialization and has been granted an official reimbursement price (if applicable) in any such country or jurisdiction in the Territory, then the royalty rates in Section 10.1.3 payable in respect of Net Sales for the applicable Product in such country or jurisdiction shall be reduced by [***] ([***]) percent beginning in the first Calendar Quarter after Licensee provides notice to TXMD and reasonably sufficient documentation that a Generic Product gained Marketing Authorization for Commercialization and price approval in such country or jurisdiction in the Territory.

10.1.4    Project Services; Cost of Changes. All Project Services shall be chargeable on a time and materials basis in accordance with the Consulting Rate, following utilization of any available Project Pool Hours (the “Project Service Fees”). Project Pool Hours do not have any cash value and cannot be used to offset any other fees due under this Agreement. Additionally, to the extent that TXMD incurs any costs or expenses arising from materials required to implement any change, TXMD shall be reimbursed for such costs and expenses, provided that Licensee has pre-approved such costs and expenses.

10.2          Taxes. All fees due under this Agreement are exclusive of all sales, use, transfer, excise, value added and other direct taxes or Indirect Taxes applied to its (or its Affiliates’) sale of Product or receipt of services (collectively, “Taxes”), which, if payable, shall be borne and paid by Licensee (without any set-off, deduction or withholding against any other amounts due hereunder), subject to the provision by TXMD of an appropriate invoice listing such Taxes. Licensee shall provide TXMD with proof of export and any other related documentation required by tax or Regulatory Authorities. Licensee shall make all payments to TXMD under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any Tax required to be withheld on amounts payable by Licensee under this Agreement shall be timely paid by Licensee on behalf of TXMD to the appropriate governmental authority, and Licensee shall furnish TXMD with the corresponding proof of payment of such tax, as may be required in order to enable TXMD to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties. Licensee and TXMD agree to cooperate to legally minimize and reduce such withholding Taxes and provide any information or documentation required by any taxing authority.

11.           Invoicing and Payment

11.1          Invoices for Fees. TXMD shall issue an invoice to Licensee for Project Service Fees or any other fees due under this Agreement that are not Milestone Fees or Royalty Payments within ninety (90) days after the end of the calendar quarter during which such services were provided or fees became payable under this Agreement. The invoice shall contain a reference identifying this Agreement and the Project Services Fees or other fees payable. Payment of such invoices shall be made in accordance with Section 11.3.

11.2          Invoices for Product. TXMD shall issue an invoice to Licensee for Product (or in the absence of such invoice, procure an invoice from its Contract Manufacturer) ninety (90) days or more after a Purchase Order has been placed for Product for a scheduled delivery date. The invoice shall contain a reference identifying this Agreement and the Purchase Order number. Payment of such invoices shall be made in accordance with Section 11.3.

11.3          Payment Terms. Payment of invoices for Milestone Fees submitted pursuant to Section 10.1.1 and invoices for Royalty Payments submitted pursuant to Section 10.1.3 shall be made by Licensee within thirty (30) days after receipt of the related invoice by Licensee. Payment of uncontested amounts of an invoice for Product submitted pursuant to Section 11.2 (including, for example, and without limitation, the estimated COGS per unit price for ordered Products) shall be made by Licensee within thirty (30) days following the end of the month in which the invoice is issued. Payment of all other invoices submitted by either Party shall be made within thirty (30) days of the month end following the date of invoice, unless any other payment terms are specified.

11.4          Means of Payment; Currency. All payments to be made by one Party to the other Party under this Agreement shall be made in U.S. Dollars and by bank wire transfer in immediately available funds to such U.S. bank account as may be designated in writing by a receiving Party from time to time. The rate of exchange to be used in computing any foreign currency to U.S. Dollars shall be made at the rate of exchange published by Bloomberg, prevailing on to the last Business Day of the month preceding the month in which any fees due under this Agreement accrue.

11.5          Late Payments. If payment of any amount is overdue, TXMD may charge interest on the overdue amount, from the due date of payment until the date of actual payment, at the rate of [***] percent ([***]%) per month but capped at a level of [***]%.

11.6          Suspension Right. If TXMD provides notice to Licensee that it has failed to pay any undisputed amounts due hereunder and Licensee failure to pay any such outstanding amount within thirty (30) days of notice of such outstanding, past due payment, more than twice in any twelve (12) month period, then TXMD may, in addition to its rights as per Section 16.4.1, stop further Supply of the Product until payment is made. If TXMD elects to stop further Supply, TXMD shall use commercially reasonable efforts to re-start Supply of Product after payment is made by Licensee.

12.           Books and Records; Audit Rights

12.1          Maintained by TXMD. TXMD shall maintain, or cause to be maintained, all records necessary to comply with all Applicable Laws in the countries as to which Marketing Authorizations or other Regulatory Approvals have been granted relating to the Manufacturing of Product; provided Licensee has previously notified TXMD in writing of any such records requirements which are more restrictive than applicable U.S. law.

12.2          Maintained by Licensee. Licensee shall maintain complete and accurate records of all of its Product sales in each country in the Territory and payments hereunder in sufficient detail to permit TXMD to determine and confirm, using standard audit practices, that Licensee is complying with its diligence commitments as set forth in this Agreement and that all applicable Milestone Fees and Royalty Payments or other amounts are being paid to TXMD. All such records shall be maintained for at least five (5) years or such longer period as may be required by Applicable Law.

12.3          Audit Rights; Costs. Upon reasonable prior notice, each Party shall make such records available during regular business hours for a period of three (3) years from the end of the Calendar Year in which such individual records were created, for examination by the other Party and/or its representatives, for the sole purpose of verifying the accuracy of the reports furnished pursuant to this Agreement. Any such auditor shall not disclose any Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by a Party or the amount of payments due by it under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the auditor’s report, plus interest (calculated at the rate as set forth in Section 11.5) from the original due date. Any amounts shown to have been overpaid shall be refunded plus interest at the rate set forth in Section 11.5, within thirty (30) days from the auditor’s report. The Party carrying out the audit shall bear the full cost of such audit unless such audit discloses an underpayment by the other Party of the amounts actually owed during the applicable audited period of more than [***] percent ([***]%), in which case the audited Party shall bear the reasonable cost of such audit.

13.           Representations, Warranties and Covenants

13.1          Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date and during the Term, as follows:

13.1.1    It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

13.1.2    It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder.

13.1.3    It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

13.1.4    This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms except to the extent enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies.

13.1.5    The performance of its obligations under this Agreement shall not conflict with its organizational documents.

13.1.6    It has not entered into, and shall not during the term of this Agreement, enter into any material agreements or contracts that would or do conflict with its obligations under this Agreement.

13.1.7    It shall perform under this Agreement and operate its business in compliance with all Applicable Laws.

13.2          Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants to TXMD:

13.2.1    Licensee has the corporate power and authority and the legal right to bind all Affiliates to perform any Licensee obligations (to the extent performed by such Affiliates).

13.2.2    Licensee shall not, and shall cause its Affiliates and Sublicensees not to, (i) file an application for any Marketing Authorization or other Regulatory Approval relating to any Generic Product; (ii) purchase or otherwise acquire any such rights in any Generic Product and, to the extent that Licensee acquires such rights, it shall promptly divest the same, without prejudice to any rights or remedies that TXMD may have; or (iii) manufacture for another party any Generic Product.

13.2.3    Licensee, its Affiliates and its Sublicensees, (a) are not under investigation by the EMA or any other Regulatory Authority in the Territory for debarment or is not presently debarred (or subject to any similar penalty or restriction on its activities) by the EMA or any such other Regulatory Authority in any country or jurisdiction in the Territory pursuant to Applicable Law or by the rules and regulations of the EMA or any such other Regulatory Authority, and (b) have not received written notice from the EMA or any such other Regulatory Authority in any country or jurisdiction in the Territory of a pending disqualification hearing (or any similar hearing or proceeding) and has not been disqualified (or subject to any similar penalty or restriction on its activities) by the EMA or such other Regulatory Authority in any country or jurisdiction in the Territory. If, during the Term, Licensee, its Affiliates, or any of its Sublicensees (i) comes under investigation by the EMA or by any other Regulatory Authority in any country or jurisdiction in the Territory for a debarment action or disqualification (or any similar penalty or restriction on its activities), (ii) is debarred or disqualified (or any similar penalty or restriction on its activities is imposed), or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions (or any similar penalty or restriction on its activities), Licensee shall immediately notify TXMD of same.

13.3          Anti-Corruption. Each Party represents, warrants and covenants to the other as of the Effective Date and for the Term that:

13.3.1    it shall not, and shall cause its Affiliates and Sublicensees not to offer, pay, request or accept any bribe, inducement, kickback or facilitation payment, and shall not make or cause another to make any offer or payment to any individual or entity for the purpose of influencing a decision for the benefit of the other Party. Without limiting the generality of the foregoing, it shall, and shall ensure that its Affiliates and any Third Party contractors shall, comply with the United Stated Foreign Corrupt Practices Act (including as it may be amended) (the “FCPA”), and any analogous laws or regulations existing in the Territory or any country or region in the Territory, in connection with its performance under this Agreement. Neither Party shall make any payment, either directly or indirectly, of money or other assets, including but not limited to compensation derived from this Agreement, to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing, that would constitute violation of any law, rule or regulations.

13.3.2    Neither Party nor its Affiliates, Sublicensees, or their respective Representatives are: (a) listed on the Office of Foreign Assets Control’s (“OFAC”) “Specially Designated National and Blocked Person List” (“SDN List”) or otherwise subject to any sanction administered by OFAC (“U.S. Economic Sanctions”) or (b) owned, controlled by or acting on behalf of, directly or indirectly, any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction. Licensee, its Affiliates, Sublicensees, and their respective Representatives have not and shall not engage directly or indirectly in any transaction that could potentially violate applicable U.S. Economic Sanctions. Nothing in this Section 13.3.2 shall prevent Licensee or its Affiliates or Sublicensees from conducting business with any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction to the extent that the conduct of such business does not violate Applicable Law.

13.3.3    A Party’s failure to abide by the provisions of this Section 13.3 shall be deemed a material breach of this Agreement.

13.4          TXMD Representations, Warranties and Covenants. TXMD represents, warrants and covenants to Licensee as of the Effective Date that:

13.4.1    TXMD Controls the TXMD Patents listed on Exhibit 1 and shall, during the Term, maintain Control of such TXMD Patents.

13.4.2    (i) TXMD has the right to grant to Licensee all the licenses and other rights herein; and (ii) TXMD has not granted any license, right or interest in, to or under the TXMD Patents or TXMD Know-How to any Third Party with respect to Product, in each case with respect to this clause (ii), in any way that would conflict with this Agreement.

13.4.3    To the knowledge of TXMD, there is no litigation pending against it that alleges that the Commercialisation of Product within the Territory infringes, misappropriates or otherwise violates the intellectual property rights of a Third Party.

13.4.4    Prior to the Effective Date, TXMD has not received any written notice, claim or demand of any Third Party alleging that the development, manufacture, use, or Commercialisation of Product infringes or misappropriates the intellectual property rights of a Third Party.

13.4.5    (i) none of the TXMD Patents is subject to any pending or threatened, re-examination, opposition, interference or litigation proceedings and (ii) to TXMD’s knowledge, the issued TXMD Patents are valid and enforceable;

13.4.6    There are no actual or pending, and to TXMD’s knowledge, no alleged or threatened, adverse actions, suits, claims, or formal governmental investigations, or settlements or judgments, involving Product by or against TXMD or any of its Affiliates in or before any governmental authority. In particular, to its knowledge, there is no pending or threatened product liability action involving the use or administration of Product.

13.4.7    All preclinical and clinical trials of Product that have been conducted by or on behalf of TXMD that have been submitted to any Regulatory Authority in connection with any Regulatory Documentation, have been conducted in compliance in all material respects with Applicable Law, including Good Clinical Practices and good laboratory practices, as applicable.

13.5          No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, OTHER THAN THE EXPRESS WARRANTIES IN THIS ARTICLE 13.

14.           Indemnification and Limitation of Liability

14.1          Indemnification by TXMD. TXMD shall defend, indemnify, and hold Licensee, its Affiliates and their respective officers, directors, employees, and agents (the “Licensee Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Licensee Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by such Third Party (collectively, “Licensee Claims”) to the extent that such Licensee Claims arise out of, are based on, or result from (a) a material breach of any of TXMD’s representations, warranties, covenants or obligations under the Agreement; or (b) the willful misconduct or negligent acts or omissions of any member of TXMD or its Affiliates, or the officers, directors, employees, or agents of TXMD relating to any obligations of TXMD or the exercise by TXMD of any of its rights hereunder. The foregoing indemnity obligation shall not apply to the extent that the Licensee Indemnitees fail to comply with the indemnification procedures set forth in Section 14.3 and TXMD’s defense of the relevant Licensee Claims is prejudiced by such failure, or to the extent that any Licensee Claim arises from, is based on, or results from (x) a material breach of any of Licensee’s representations, warranties, or obligations under the Agreement; or (y) the willful misconduct or negligent acts of any Licensee Indemnitee.

14.2          Indemnification by Licensee. Licensee shall defend, indemnify, and hold TXMD, its Affiliates and their respective officers, directors, employees, and agents (the “TXMD Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such TXMD Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by such Third Party (collectively, “TXMD Claims”) to the extent that such TXMD Claims arise out of, are based on, or result from (a) the storage, handling, or Commercialization of Product by Licensee or its Affiliates, or their respective Sublicensees or distributors (the “Licensee Group”); (b) any material breach of this Agreement or of any of Licensee’s or its Affiliate’s representations, warranties, covenants or obligations under the Agreement; (c) the willful misconduct or negligent acts or omissions of Licensee or its Affiliates, or the officers, directors, employees, or agents of the Licensee Group. The foregoing indemnity obligation shall not apply to the extent that the TXMD Indemnitees fail to comply with the indemnification procedures set forth in Section 14.3 and Licensee’s defense of the relevant TXMD Claims is prejudiced by such failure, or to the extent that any TXMD Claim arises from, is based on, or results from (x) a material breach of any of TXMD’s representations, warranties, or obligations under the Agreement; or (y) the willful misconduct or negligent acts of any TXMD Indemnitee.

14.3          Indemnification Procedures. The Party claiming indemnity under this Section 14 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. Failure to provide such notice which substantially prejudices the indemnifying Party’s ability to defend such claim or action may invalidate any obligation of indemnification. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party shall have sole case management authority, including the right to assume and conduct the defense of the claim with counsel of its choice. Neither Party may compromise or settle any matter without the other Party’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

14.4          Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (INCLUDING LOST PROFITS), INCIDENTAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO (A) THE AMOUNTS EACH PARTY IS OBLIGATED TO PAY TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM THAT IS THE SUBJECT OF AN INDEMNIFICATION OBLIGATION HEREUNDER, OR (B) DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL OR INTENTIONAL MISCONDUCT, FRAUD OR BREACH OF THE LICENSE RESTRICTIONS, BREACH OF CONFIDENTIALITY OBLIGATIONS.

15.           Force Majeure

15.1          Notice of Force Majeure Event; Excused Performance. The Force Majeure Party shall, within five (5) days of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and Sections 15.2 and 15.3 below, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement to the extent due to an event of Force Majeure.

15.2          Remediation. The Force Majeure Party shall use all commercially reasonable efforts to (a) bring the Force Majeure event to a close or (b) find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

15.3          Termination for Prolonged Force Majeure Event. Notwithstanding the other provisions of this Section 15, if the Force Majeure Party is prevented from performing its obligations due to a Force Majeure event for a continuous period in excess of one hundred (100) days after the date of the occurrence of the Force Majeure event, and such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure event, unless the Parties agree otherwise, the other Party may terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except as provided in Section 16 and except for those rights and liabilities that accrued prior to the date of termination. Termination shall be on a Product-by-Product and country-by-country basis where the Force Majeure event affects only one Product or less than all countries in the Territory.

16.           Term and Termination.

16.1          Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect unless and until earlier terminated in accordance with this Article 16 (the “Term”).

16.2          Termination by TXMD.

16.2.1    TXMD may terminate this Agreement upon written notice to Licensee if any of the following occur: (a) Licensee or any of its Affiliates, directly or indirectly divert any Products for distribution or sale outside of the Territory, unless such diversion is an isolated incident occurring not more than once in any twelve (12) month period and Licensee provides reasonable assurances to TXMD that such diversion will not recur, or (b) if Licensee or its Affiliates commences any action or proceeding that challenges the validity, enforceability or scope of any TXMD Patent.

16.2.2    TXMD shall have the right to terminate this Agreement if Licensee does not file an application with the appropriate Regulatory Authority for Marketing Authorization for [***] in [***] within [***] of the Effective Date. Notwithstanding the above, Licensee shall not be deemed to have failed to meet its obligations under this Section 16.2.2 if Licensee requires information in order to satisfy a filing requirement for the submission for the Marketing Authorization from the Regulatory Authority and TXMD has failed to provide Licensee with such required documentation, and despite using commercially reasonable efforts to obtain such information, Licensee has not been able to obtain such information.

16.2.3    TXMD shall have the right to terminate this Agreement on a country-by-country and Product-by-Product basis if Licensee fails to use Diligent Efforts to Commercialize the applicable Product in [***] for [***] after obtaining Marketing Authorization for each such Major Country.

16.3          Termination by Licensee.

16.3.1    Licensee may terminate this Agreement on thirty (30) days’ written notice if TXMD fails to meet its supply obligations (with regard to amount or timeliness) on more than three consecutive occasions or more than four times in any twelve month period.

16.3.2    On a country-by-country and Product-by-Product basis, Licensee may terminate this Agreement upon sixty (60) days’ written notice to TXMD in the event that the applicable Regulatory Authority in the Territory informs Licensee or Licensee’s Affiliate or Sublicensee that such Product can no longer be Commercialized in such country as a result of a safety issue.

16.4          Termination by Either Party. In addition to any other provisions of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated, in whole or in part, immediately by either Party upon notice to the other Party:

16.4.1    if the other Party is in material breach of this Agreement and such material breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party (thirty (30) days in the case of Licensee’s failure to pay any undisputed amounts due hereunder), or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party; or

16.4.2    if the other Party (or Licensee’s parent) shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party (or Licensee’s parent) or of its assets, or if the other Party (or Licensee’s parent) proposes a written agreement of composition or extension of its debts, or if the other Party (or Licensee’s parent) shall be served with an involuntary petition against it, filed in an insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party (or Licensee’s parent) shall propose or be a party to any dissolution or liquidation, or if the other Party (or Licensee’s parent) shall make an assignment for the benefit of its creditors.

16.5          Effect of Termination. Without prejudice to any other rights or remedies each Party may have, upon the expiration or termination of this Agreement for any reason, Licensee shall:

16.5.1    immediately pay all undisputed sums which are due and payable to TXMD under this Agreement;

16.5.2    immediately cease all use of any property of TXMD unless required for the continuation of any performance permitted hereunder, including any of TXMD’s Confidential Information; and

16.5.3    be entitled to sell off any inventory of Product existing on the date such termination is effective for the six (6) month period following the effective date of such termination, and thereafter shall return or destroy (at TXMD’s cost) and for a full refund all such remaining inventory in accordance with TXMD’s written instruction.

16.6          Effect of Termination Related to Licensee Events. Upon the termination of this Agreement pursuant to Section 15.3 or Section 16, the following shall apply:

16.6.1    Termination of License Rights. All licenses granted to Licensee hereunder shall terminate immediately upon such termination, except to the extent necessary for Licensee to exercise its obligation under Section 16.5.3, if applicable.

16.6.2    Step-In Rights. Upon TXMD’s written request:

(a)                as soon as practicable but in any event no more than ninety (90) days after such termination, Licensee shall perform all reasonable steps required to file for the transfer of the Marketing Authorization and all other Regulatory Approvals to TXMD in order to assign to TXMD all Regulatory Materials, marketing Authorizations and other Regulatory Approvals (including with respect to all Regulatory Materials and all Clinical Data contained therein) owned or Controlled by Licensee for the Products; provided that, for clarity, TXMD shall not exercise any rights under such assignment until such termination date. Licensee shall promptly notify the EMA and any other applicable Regulatory Authority of such transfer and assignment in the customary manner;

(b)               upon the effective date of such a termination, if requested by TXMD, Licensee shall provide reasonable transition services according to a transition plan reasonably agreed to mutually by the Parties; provided that if Licensee terminated this Agreement, in whole or in part (i.e., by country), due to TXMD’s uncured material breach pursuant to Section 16.4.1 (following the cure period specified therein) or pursuant to Section 16.3), the transition services provided under this Section 16.6.2 shall be at TXMD’s cost and expense; and

(c)                in the event that Licensee or any of its Affiliates has one or more agreements with Third Parties with respect to the Commercialization of the Products, at TXMD’s request, Licensee shall use Diligent Efforts to assign or sublicense its rights under such agreement(s) (solely to the extent such agreements pertain to the Products) to TXMD upon any such termination and TXMD shall assume all of Licensee’s obligations under such agreement(s).

16.7          Alternative to Termination Related to Supply Problems.

16.7.1    In the event that Licensee has a right to terminate this Agreement pursuant to Section 16.3.1, Licensee shall have the right, as an alternative to termination of this Agreement pursuant to Section 16.3.1, exercisable by written notice to TXMD, to continue this Agreement in effect in accordance with this Section 16.7 (the “Alternate Remedy”).

16.7.2    In the event that Licensee exercises the Alternate Remedy pursuant to this Section 16.7, Licensee shall have the right to enter into a supply agreement directly with the Contract Manufacturer or with another Third Party supplier selected by Licensee for the supply of Product in the Territory. Any Third Party supplier selected by Licensee shall be subject to the approval of TXMD, which shall not be unreasonably withheld. Licensee shall provide a copy of the supply agreement with the Contract Manufacturer or Third Party supplier to TXMD promptly after the supply agreement is executed.

16.7.3    Licensee shall be responsible for adding any Third Party supplier to the Marketing Authorizations in the Territory and shall be responsible for the costs incurred by Licensee to qualify any such Third Party supplier.

16.7.4    Licensee shall ensure that the Contract Manufacturer or such Third Party supplier enters into confidentiality obligations in respect of the Confidential Information which are no less onerous than those set out in this Agreement. In addition, the Contract Manufacturer or such Third Party supplier shall covenant not to manufacture for Licensee or another party any Generic Product during the term of such supply agreement. Licensee shall provide prompt written notice to TXMD of any breach by the Contract Manufacturer or Third Party supplier of any of such confidentiality obligations or covenant relating to Generic Products and, at the request of TXMD, shall use commercially reasonable efforts to enforce such confidentiality obligation or covenant at its cost. TXMD shall be a third-party beneficiary of such confidentiality obligations and covenant and shall have the right to enforce such confidentiality obligations and covenant directly against the Contract Manufacturer or Third Party supplier at its cost. Any recovery in an action against the Contract Manufacturer or Third Party supplier by Licensee or TXMD for any such breach shall for the benefit TXMD.

16.7.5    Commencing with the Calendar Quarter after the exercise of the Alternate Remedy, Licensee shall pay TXMD royalties pursuant to Section 10.1.3 at a rate of [***] percent ([***]%) on Net Sales of Product in the Territory.

16.7.6    Upon the exercise by Licensee of the Alternate Remedy, all obligations of TXMD under this Agreement with respect to the manufacture and supply of Product shall terminate, including the obligations of TXMD under Section 4.3, Section 6, Section 7, Section 8 and Section 9. TXMD shall have no liability or obligation under this Agreement or otherwise for Product supplied to Licensee or its Sublicensees by the Contract Manufacturer or such Third Party supplier.

16.7.7    The exercise by Licensee of the Alternate Remedy in this Section 16.8 shall terminate any right of Licensee to terminate this Agreement pursuant to Section 16.3.1 as a result of such supply failure and shall be the exclusive remedy of Licensee and in lieu of any and all other remedies of Licensee under this Agreement or otherwise for any such supply failure by TXMD.

16.7.8    Subject to this Section 16.7, the terms of this Agreement shall remain in full force and effect after the exercise by Licensee of the Alternate Remedy.

16.8          Rights in Bankruptcy. The Parties agree that all rights, powers and remedies of each of the Parties, respectively provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code.

16.9          Survival. The following provisions shall survive any expiration or early termination of this Agreement: Articles 1, 14, 17, 18, 20, Sections 2.3, 2.4.1, 8.3, 8.4, 8.5, 8.7, 9, 15.3, 16.6.2 (for the time periods described therein), 16.7, 16.8 and 16.9, and any other provisions of the Agreement required to give effect to their intent and meaning.

17.           Confidentiality

17.1          Nondisclosure. Except as otherwise provided in this Agreement, any Confidential Information which is disclosed by or on behalf of one Party to the other in connection with this Agreement shall remain the property of the Disclosing Party and the Receiving Party undertakes:

17.1.1    to use the Confidential Information solely and exclusively for the purposes of this Agreement, and not to use the Confidential Information for any other purpose whatsoever, including the Development, Manufacture, marketing, sale or licensing of any process or product or any other commercial purpose anywhere in the world, unless the Parties specify otherwise; and

17.1.2    to maintain the confidentiality of the Confidential Information and not to disclose it directly or indirectly to any other Person (including any Restricted Entities), except as otherwise permitted pursuant to this Article 17; and

17.1.3    at the request of the Disclosing Party and/or upon termination of this Agreement, to return, delete or destroy all copies of the Confidential Information, in whatever form it is held, provided that the Receiving Party may retain one (1) copy of the Confidential Information for the sole purpose of determining its obligations under this Agreement but may make no further use of such Confidential Information whatsoever. Notwithstanding the foregoing, Receiving Party may retain Confidential Information on electronic backup systems to which access within the organization of Receiving Party or its Representatives, as the case may be, is limited to purposes of backup and contingency planning. The return of any Confidential Information shall not relieve Receiving Party of its obligation to maintain the confidentiality of the Confidential Information in accordance with the terms hereof; and

17.1.4    not to copy or reproduce in any form or medium Confidential Information or any part thereof except as may be reasonably necessary for or in connection with the purpose of this Agreement and that any such copies or reproductions shall be the property of the Disclosing Party.

17.2          Permitted Recipients. Notwithstanding Section 17.1, the Receiving Party may only disclose the Disclosing Party’s Confidential Information to its officers, employees, professional advisors and distributors and (with respect to TXMD only, Contract Manufacturers or other TXMD Sublicensees or subcontractors but in the case of other TXMD Sublicensees subject to Licensee’s prior written consent which shall not be unreasonably withheld, delayed or conditioned) on a purely need to know basis to the extent necessary or required for the purposes of carrying out their respective obligations under the Agreement and in order to fulfill the purpose of this Agreement, provided that the Receiving Party shall ensure that, prior to such disclosure, each such Person to whom Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement, and adhere to these terms as if it were a party to this Agreement.

17.3          Disclosure Required by Law. Nothing in Section 17.1, shall preclude disclosure of any Confidential Information required by any governmental, quasi-governmental or regulatory agency or authority or court entitled by law to disclosure of the same, or which is required by law or the requirements of a national securities exchange or another similar regulatory body to be disclosed, provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen to enable the Disclosing Party to seek an appropriate protective order, to make known to the relevant agency, authority, court or securities exchange the proprietary nature of the Confidential Information, and to make any applicable claim of confidentiality. The Receiving Party agrees to co-operate in any action, which the Disclosing Party may decide to take. If the Receiving Party is required to make a disclosure in accordance with this clause, it shall only make a disclosure to the extent to which it is obliged and any such disclosed information shall remain Confidential Information.

17.4          Exceptions. The provisions of Section 17.1, shall not apply to any Confidential Information which the Receiving Party can demonstrate, to the reasonable satisfaction of the Disclosing Party based on authenticated written records:

17.4.1    was already in the possession of the Receiving Party or any of its Affiliates and at the Receiving Party’s or any of its Affiliates’ free use and disposal or in the public domain (through in each case no fault of the Receiving Party or any of its Affiliates or no breach of this Agreement by the Receiving Party) prior to its disclosure by the Disclosing Party under this Agreement as documented by the Receiving Party’s written records; or

17.4.2    is purchased or otherwise legally acquired by the Receiving Party or any of its Affiliates at any time from a third Person having and the right to disclose it; or

17.4.3    comes into the public domain, otherwise than through the fault of the Receiving Party or any of its Affiliates; or

17.4.4    is independently generated by the Receiving Party or any of its Affiliates without any recourse or reference to the Confidential Information as documented by the Receiving Party’s written records.

17.5          The obligations of each Party in this Article 17 shall survive the termination of this agreement.

17.6          Publicity. Subject to the special authorized disclosure provisions set forth in this Article 17), neither Party shall disclose to any Third Party the nature of their relationship or the terms of this Agreement. If either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days after receiving the press release for review.

17.7          Financings; Press Release. Except as expressly provided in this Section 17, each Party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Each Party (the “Providing Party”) may, however, provide a copy of this Agreement or otherwise disclose its terms in connections with any financing transaction, provided that the person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed is bound to the Providing Party by reasonable confidentiality obligations, and provided further that the Providing Party is responsible for breaches or confidentiality hereunder by such person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed. Notwithstanding the foregoing and subject to Section 17.7, the Parties may issue a mutually agreed upon press release announcing the execution of this Agreement and describing the relationship of the Parties under the Agreement. In addition, each Party may disclose to third parties the information disclosed in such press release without the need for further approval by the other Party, and TXMD may disclose to third parties (via press releases or otherwise) the achievement of any material milestones in connection with this Agreement without prior approval by Licensee.

17.8          Filing of Agreement with Regulatory Authority. The Parties acknowledge that each Party (or its Affiliate) may at some point in time be obligated to file a copy of this Agreement with the applicable governmental authorities having regulatory authority over the securities of such Party (or such Affiliate) or the exchange thereof. In such an event, the Party obligated to file the Agreement shall promptly inform the other Party thereof and shall use reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information and terms of this Agreement in any such filing or disclosure. Prior to making any such filing of a copy of this Agreement, the Parties shall negotiate in good faith to mutually agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties shall use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith. The Parties shall reasonably cooperate in responding promptly to any comments received from such Regulatory Authority with respect to such filing in an effort to achieve confidential treatment of such redacted form; provided that a Party shall be relieved of such obligation to seek confidential treatment for a provision requested by the other Party if such treatment is not achieved after the first round of responses to comments from the requesting governmental authority.

18.           Dispute Resolution

18.1          Disputes. The Parties recognize that disputes or issues between the Parties as to certain matters may from time to time arise during the Term concerning either Party’s rights and/or obligations under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of issues and disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 18 to resolve any issue, dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (a “Dispute”), if and when any such Dispute arises under this Agreement.

18.2          Arising Between the Parties. With respect to all Disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the senior executive officers for each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

18.3          Binding Arbitration. Any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in London, United Kingdom according to the commercial rules of the International Chamber of Commerce (“ICC”). The arbitration shall be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party shall within thirty (30) days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitration panel, each arbitrator shall have significant experience in the pharmaceutical business. If the two initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with ICC rules. The arbitrators shall render their opinion within thirty (30) days of the final arbitration hearing. Decisions of the panel of arbitrators shall be final and binding on the Parties; provided, that the arbitrators shall have no authority to award damages that exceed the scope of the limitations set forth in Section 14.4 above. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

18.4          Prevailing Party Costs and Fees. The losing Party to the arbitration (if any) as determined by the arbitrators shall reimburse the prevailing Party for it costs and expenses arising from the arbitration, including the ICC fees and reasonable attorneys’ fees.

18.5          Injunctive Relief. Notwithstanding anything to the contrary herein, either Party may seek seeking a preliminary injunction or temporary restraint order in order to prevent any irreparable harm from occurring, including preventing Confidential Information from being disclosed without appropriate authorization under this Agreement.

19.           Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with this Agreement and with normal business practices in the Territory. It is understood that such insurance shall not be construed to create a limit with respect to its indemnification obligations or any other liabilities hereunder. Each Party shall provide written evidence of such insurance to the other Party prior to the occurrence of the First Commercial Sale or as otherwise requested by such other Party. Notwithstanding the foregoing, Licensee shall have the right to self-insure in order to fulfill its insurance obligations under this Section 19 and shall provide written confirmation to TXMD of Licensee’s decision to do so within thirty (30) days of receiving a written request from TXMD.

20.           Miscellaneous

20.1          Governing Law. This Agreement shall be governed by and construed under the laws of State of Delaware, without giving effect to the conflicts of laws provision thereof.

20.2          Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be delivered by hand or by internationally recognized overnight delivery service that requires a signature for delivery and maintains records of such delivery, addressed to the Parties at the following addresses specified in this Section 20.2 (or to such other addresses of which notice shall have been given in accordance with this Section 20.1):

If to TXMD:

Therapeutics MD, Inc.

6800 Broken Sound Parkway, NW

3rd Floor

Boca Raton, FL 33487

USA

Attention: Legal Department

With a copy to:

King & Spalding LLP

601 S. California Avenue

Suite 100

Palo Alto, CA 94304

Attention: Jack Capers

Telephone: [***]

Fax: [***]

Email: [***]

If to Licensee:

Theramex HQ UK Limited

Sloane Square House

1 Holbein Place

London

SW1W 8NS

United Kingdom

Attention: Chief Corporate Development Officer

With a copy to:

Legal Department

Attention: General Counsel

E-mail: [***]

This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

20.3          Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

20.4          Assignment.

20.4.1    Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, such consent not to be unreasonably withheld, delayed, or conditioned, except that either Party may make such an assignment without the other Party’s consent in the event of a Change of Control or to a successor to all or substantially all of the assets of the Party that are the subject of this Agreement or a purchaser of all or substantially all of the rights to a Product as part of a divestiture, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors of the assigning Party.

20.4.2    Whether or not this Agreement is assigned pursuant to Section 20.4, the rights to Clinical Data, information, materials, Patent Rights, Know-How or other intellectual property rights: (i) controlled by a Third Party permitted assignee of a Party or any of its Affiliates that were controlled by such assignee or any of its Affiliates (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (ii) controlled by any successor-in-interest of a Party as a result of a Change of Control or any Person that becomes an Affiliate of a Party through any Change of Control of such Party, that were controlled by such successor or Person (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Person), in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

20.4.3    Any assignment or attempted assignment by either Party in violation of the terms of this Section 20.4 shall be null, void and of no legal effect.

20.5          Expenses. Except as otherwise expressly provided in Section 18.4, each Party shall pay the fees and expenses of its respective lawyers and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

20.6          Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing and signed by the waiving Party. All rights and remedies are cumulative and do not exclude any other right or remedy provided by law or otherwise available. The acceptance by TXMD of any payment by Licensee hereunder shall not operate as any waiver by TXMD of any right, power or remedy provided by law or under this Agreement.

20.7          Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision shall be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party shall not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

20.8          Entirety. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

20.9          Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

20.10      Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

This Agreement is executed by the authorized representatives of the Parties as of the date first written above.

THERAPEUTICSMD, INC.		THERAMEX HQ UK LIMITED

/s/ Daniel Cartwright		/s/ Anish Mehta
Signature		Signature

Name:	Daniel Cartwright	Name:	Anish Mehta

Title:	CFO	Title:	CEO

[Signature Page to License and Supply Agreement]

Appendix 1
Product

TX-001: [***].1

TX-004: [***].2

1 The TX-001 Product does not include [***].

2 The TX-004 Product does not include [***].

Exhibit 1
TXMD Patents3

Issued Patents:

	Patent Number	Title	Filing Date (mm/dd/yy)	Issue Date (mm/dd/yy)	Country
1.	89459	Pharmaceutical Capsule	12/22/15	02/17/16	AR
2.	366507	Pharmaceutical Capsule	12/21/15	01/12/16	AU
3.	2012340589	Natural Combination Hormone Replacement Formulations and Therapies	11/21/12	08/25/16	AU
4.	2013277236	Natural Combination Hormone Replacement Formulations and Therapies	06/18/13	08/03/17	AU
5.	2013277234	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	08/10/17	AU
6.	MX 358440 B	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	08/03/18	MX
7.	002916247-0001	Pharmaceutical Capsule	12/18/15	08/10/16	EP
8.	302015005859-5	Pharmaceutical Capsule	12/21/15	01/30/18	BR
9.	6285866	Natural Combination Hormone Replacement Formulations and Therapies	11/21/12	02/09/18	JP
10.	MX 50237 B	Pharmaceutical Capsule	12/18/15	07/19/17	MX
11.	30-2015-0065043	Pharmaceutical Capsule	12/18/15	03/06/17	KR
12.	101179	Pharmaceutical Capsule	12/21/15	01/10/17	RU
13.	A2015/01935	Pharmaceutical Capsule	12/21/15	05/16/17	ZA
14.	2015/00211	Natural Combination Hormone Replacement Therapies	06/18/13	07/27/16	ZA
15.	6334519	Natural Combination Hormone Replacement Therapies	06/18/13	05/11/18	JP
16.	6397402	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	09/07/18	JP
17.	1624393	Pharmaceutical Capsule	12/21/15	01/18/19	JP

3 Exhibit does not include TXMD IP rights in the U.S., Canada, or Israel.

Pending Patent Applications:

	Application Number	Title	Application Date (mm/dd/yy)	Country
1.	BR1120140124442	Natural Combination Hormone Replacement Formulations and Therapies	11/21/12	BR
2.	12850845.4	Natural Combination Hormone Replacement Formulations and Therapies	11/21/12	EP
3.	2017-173842	Natural Combination Hormone Replacement Formulations and Therapies	11/21/12	JP
4.	MX/a/2014/006256	Natural Combination Hormone Replacement Formulations and Therapies	11/21/12	MX
5.	20140101244	Natural Combination Hormone Replacement Formulations and Therapies	03/17/14	AR
6.	2017206262	Natural Combination Hormone Replacement Formulations and Therapies	07/20/17	AU
7.	BR1120140319103	Natural Combination Hormone Replacement Formulations and Therapies	06/18/13	BR
8.	13806855.6	Natural Combination Hormone Replacement Formulations and Therapies	06/18/13	EP
9.	2017-176379	Natural Combination Hormone Replacement Formulations and Therapies	06/18/13	JP
10.	10-2015-7001189	Natural Combination Hormone Replacement Formulations and Therapies	06/18/13	KR
11.	MX/a/2014/015898	Natural Combination Hormone Replacement Formulations and Therapies	06/18/13	MX
12.	2015100533	Natural Combination Hormone Replacement Formulations and Therapies	06/18/13	RU
13.	20150101608	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	AR
14.	2015264003	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	AU
15.	BR112016 027359 1	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	BR
16.	15727528.0	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	EP
17.	2016-565647	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	JP

	Application Number	Title	Application Date (mm/dd/yy)	Country
18.	10-2016-7032773	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	KR
19.	MX/a/2016/014281	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	MX
20.	2016143081	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	RU
21.	2016/07541	Natural Combination Hormone Replacement Formulations and Therapies	05/22/15	ZA
22.	PCT/US2017/064788	Natural Combination Hormone Replacement Formulations and Therapies	12/05/17	PCT
23.	2017208300	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	AU
24.	BR1120140319146	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	BR
25.	13807188.1	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	EP
26.	10-2015-7001193	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	KR
27.	MX/A/2018/009466	Soluble Estradiol Capsule for Vaginal Insertion	08/02/18	MX
28.	2015100531	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	RU
29.	2014/09278	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	ZA
30.	2018-162966	Soluble Estradiol Capsule for Vaginal Insertion	06/18/13	JP
31.	20140103975	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	AR
32.	2014349132	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	AU
33.	BR1120160090080	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	BR
34.	14862905.8	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	EP
35.	2016-516086	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	JP
36.	10-2016-7010901	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	KR
37.	MX/A/2016/005092	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	MX

	Application Number	Title	Application Date (mm/dd/yy)	Country
38.	2016118396	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	RU
39.	2016/01933	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	10/22/14	ZA
40.	PCT/US2016/065466	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	PCT
41.	20160103768	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	AR
42.	2016366200	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	AU
43.	BR1120180114839	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	BR
44.	16873806.0	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	EP
45.	2018-529574	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	JP
46.	10-2018-7019331	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	KR
47.	MX/A/2018/006882	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	MX
48.	743229	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	NZ
49.	2018121094	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	RU
50.	2018/03804	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	12/07/16	ZA
51.	PCT/US2018/36790	Vaginal Inserted Estradiol Pharmaceutical Compositions and Methods	06/08/18	PCT
52.	2018222947	Progesterone Formulations	06/18/13	AU
53.	MX/a/2018/009467	Progesterone Formulations	08/02/18	MX
54.	20150100920	Progesterone Compositions	03/27/15	AR
55.	2015237243	Progesterone Formulations	03/27/15	AU
56.	BR1120160225708	Progesterone Formulations	03/27/15	BR

	Application Number	Title	Application Date (mm/dd/yy)	Country
57.	15768772.4	Progesterone Formulations	03/27/15	EP
58.	2016-557059	Progesterone Formulations	03/24/15	JP
59.	10-2016-7029519	Progesterone Formulations	03/27/15	KR
60.	MX/A/2016/011706	Progesterone Formulations	03/27/15	MX
61.	2016136666	Progesterone Formulations	03/27/15	RU
62.	2016/06309	Progesterone Formulations	03/27/15	ZA

Exhibit 2
Milestone Fees

Upfront Payment. Licensee shall pay TXMD a payment of Fourteen Million Euros (€14,000,000) within sixty (60) days after the Effective Date. Notwithstanding anything to the contrary in the Agreement, this upfront payment is non-refundable, non-creditable and not subject to set-off. A failure of Licensee to pay this upfront payment when due (i.e. upon receipt of the corresponding invoice from TXMD) will be deemed to be a material breach of this Agreement by Licensee.

Milestones. Licensee shall make the following one-time, non-refundable, milestone payments to TXMD following the first achievement of each of the milestones below with respect to the Products (and any Product Improvements) in accordance with Section 10.1.1 of this Agreement:

Regulatory Milestone	Milestone Fee
Regulatory Approval for Commercialization of [***] in [***]	€[***] (in equal installments of €[***] upon Regulatory Approval for Commercialization of [***]in [***]
Regulatory Approval for Commercialization of [***] in [***]	€[***]

Sales Milestone for TX-001 and TX-004 Products	Milestone Fee
First attaining annual Net Sales of the TX-001 and TX-004 Products in the Territory of €25,000,000	€[***]
First attaining annual Net Sales of the TX-001 and TX-004 Products in the Territory of €[***]	€[***]
First attaining annual Net Sales of the TX-001 and TX-004 Products in the Territory of €[***]	€[***]
First attaining annual Net Sales of the TX-001 and TX-004 Products in the Territory of €100,000,000	€[***]

Exhibit 3

Estimated COGS Per Unit Price as of Effective Date

Bijuva® 1mg/100mg

	Unit	Price per unit US$
Current price	1 capsule (in bulk packaging)	[***] ([***] cents per capsule)
Pre-launch price	1 capsule (in bulk packaging)	[***] ([***] cents per capsule)

The current price will be reduced to the future price as soon as [***]. Both Parties will use their best efforts to include the [***].

Imvexxy®

	Unit	Price per unit US$
Current price (4mcg dose)	1 capsule (in bulk packaging)	[***] ([***] cents per capsule)
Current price (10mcg dose)	1 capsule (in bulk packaging)	[***] ([***] cents per capsule)

Exhibit 4

Current and Intended Suppliers

Estradiol Hemihydrate:

Item	Description
Company Name:	[***]
Address Facility 1:	[***]
Address Facility 2:	[***]
Contact Information:	[***]

Progesterone:

Item	Description
Company Name:	[***]
Address Facility:	[***]
Contact Information:	[***]
Company Name:	[***]
Address Facility:	[***]

Drug Product Bijuva (Bulk)

Item	Description
Company Name:	Catalent Pharma Solutions, LLC
Address:	[***]

Item	Description
Company Name:	[***]
Address:	[***]

Drug Product Imvexxy (Bulk)

Item	Description
Company Name:	Catalent Pharma Solutions, LLC
Address:	[***]
Company Name:	[***]
Address:	[***]